Exhibit 10.1

Execution Version

Published CUSIP Numbers:

Deal: 55024EAH8

Revolving Facility: 55024EAJ4

REVOLVING CREDIT AGREEMENT

dated as of April 14, 2026

among

LUMEN TECHNOLOGIES, INC.,

as the Borrower,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and as Collateral Agent,

BOFA SECURITIES, INC.,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

CITIZENS BANK, N.A.

and

RBC CAPITAL MARKETS1

as Co-Documentation Agents

1	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Incremental Assumption Agreement
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Letter of Credit Request
Exhibit E	Form of Interest Election Request
Exhibit F	[Reserved]
Exhibit G	Form of Subordinated Intercompany Note
Exhibit H	Form of Promissory Note
Exhibit I	Form of Perfection Certificate
Exhibit J-1	Form of U.S. Tax Certificate (For Non-U.S. Lendersthat are not
Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of U.S. Tax Certificate (For Non-U.S. Lendersthat are
Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not
Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of U.S. Tax Certificate (For Non-U.S. Participants that are
Partnerships for U.S. Federal Income Tax Purposes)

Schedule 2.01	Commitments
Schedule 2.05	Existing Letters of Credit
Schedule 3.04	Governmental Approvals
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Equity Interests
Schedule 3.16	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.21	Intellectual Property
Schedule 5.13	Post-Closing
Schedule 6.01(a)	Indebtedness
Schedule 6.01(u)	Existing Unsecured Debt
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Affiliate Transactions
Schedule 9.01	Notice Information

v

REVOLVING CREDIT AGREEMENT, dated as of April 14, 2026 (this “Agreement”), among Lumen Technologies, Inc., a Louisiana corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and as Collateral Agent, and each Issuing Bank and Lender party hereto from time to time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” (c) Term SOFR for a one-month Interest Period plus 1.00% and (d) 1.00%. The “prime rate” is a rate of interest per annum publicly announced by the Administrative Agent and set based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If ABR is being used as an alternate rate of interest pursuant to Section 2.14, then ABR shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above. “ABR” when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans included in such Borrowing, bear interest by reference to the ABR.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Administrative Agent” shall mean Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” shall mean that certain Administrative Agent Fee Letter, dated as of the Closing Date, between the Borrower and the Administrative Agent (as may be amended, restated, supplemented or otherwise modified).

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean laws or rules related to bribery or anti-corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Applicable Commitment Fee” shall mean for any day (i) with respect to any Revolving Facility Commitments in effect on the Closing Date, (A) from the Closing Date to the date on which the Administrative Agent receives a certificate pursuant to Section 5.04(c) for the first fiscal quarter ending after the Closing Date, 0.375% per annum, and (B) thereafter, the percentages per annum set forth under the caption “Applicable Commitment Fee” in the table included in the definition of “Applicable Margin” based on the Total Net Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.04(c) (subject to any increases or decreases as set forth in the definition of “Applicable Margin”); and (ii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).

“Applicable Margin” shall mean for any day:

(a) with respect to any Revolving Facility Loan under the Revolving Facility in effect on the Closing Date, (A) from the Closing Date to the date on which the Administrative Agent receives a certificate pursuant to Section 5.04(c) for the first fiscal quarter ending after the Closing Date, 2.75% per annum in the case of any Term SOFR Loan and 1.75% per annum in the case of any ABR Loan, and (B) thereafter, the following percentages per annum set forth below under the caption “ABR Loans” or “Term SOFR Loans,” as the case may be, based upon the Total Net Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.04(c);

Level	Total Net Leverage Ratio	Term SOFR Loans	ABR Loans	Applicable Commitment Fee
I	> 4.50 to 1.00	3.00%	2.00%	0.40%
II	< 4.50 to 1.00 and > 3.50 to 1.00	2.75%	1.75%	0.375%
III	< 3.50 to 1.00 and > 2.50 to 1.00	2.50%	1.50%	0.35%
IV	< 2.50 to 1.00	2.25%	1.25%	0.30%

Any increase or decrease in the Applicable Margin or Applicable Commitment Fee resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 5.04(c); provided, however, that if such certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, pricing Level I shall apply as of the first Business Day after the date on which such certificate was required to have been delivered and in each case shall remain in effect until the date on which such certificate is delivered. In the event that the Borrower or the Administrative Agent determines that any financial statement or certificate delivered pursuant to Section 5.04(c) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee for any period (an “Applicable Period”) than the Applicable Margin and/or Applicable Commitment Fee applied for such Applicable Period, then (a) the Borrower shall promptly following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 5.04(c) for such Applicable Period, (b) the Applicable Margin and Applicable Commitment Fee for such Applicable Period shall be determined as if the Total Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (c) the Borrower shall promptly (and in any event within ten Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin and Applicable Commitment Fee for such Applicable Period.

(b) with respect to any Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. And Wells Fargo Securities, LLC.

“Asset Sale” shall mean (a) any Disposition (including any sale and lease-back of assets and any lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary and (b) any sale of any Equity Interests by any Subsidiary to a person other than the Borrower or a Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), substantially in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning assigned that term in Section 2.05(b).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit under any Class of Revolving Facility Commitments, the date of termination of the Revolving Facility Commitments of such Class.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person or (other than for purposes of the definition of “Change of Control”) any duly appointed committee thereof.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrowing” shall mean a group of Loans of a single Class and Type, and made on a single date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Term SOFR Loans, $5,000,000 and (b) in the case of ABR Loans, $1,000,000.

“Borrowing Multiple” shall mean (a) in the case of Term SOFR Loans, $1,000,000 and (b) in the case of ABR Loans, $250,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) approved by the Administrative Agent and appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Lending Office is located.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a)	expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests of the Borrower or capital contributions to the Borrower;

(b)

expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries;

(c)	interest capitalized during such period;

(d)

expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Borrower or any Subsidiary) and for which none of the Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e)

the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made;

(f)

the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.05(m);

(g)	Investments in respect of a Permitted Business Acquisition; or

(h)	the purchase of property, plant or equipment made with proceeds from any Asset Sale.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, that all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on October 31, 2016 (whether or not such operating lease obligations were in effect on such date) may, in the sole discretion of the Borrower, continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” shall mean any agreement to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services and including any Outside LC Facility.

“Cash Management Bank” shall mean (i) any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, a Lender or an Affiliate of any such person and (ii) any Outside LC Facility Issuer, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“Change in Law” shall mean (a) the adoption of any law, rule, treaty or regulation after the Closing Date, (b) any change in law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued but only to the extent it is the general policy of an Issuing Bank or Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” shall mean

(a)

the acquisition of ownership, directly or indirectly, beneficially (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) or of record, by any person (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, unless the Borrower becomes a direct or indirect wholly-owned Subsidiary of a holding company (i.e., a parent company) and the direct or indirect holders of Equity Interests of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s Equity Interests (and in the same proportion) immediately prior to that event; or

(b)

occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who (i) were not members of the Board of Directors of the Borrower on the Closing Date and (ii) whose election to the Board of Directors of the Borrower or whose nomination for election by the stockholders of the Borrower was not approved by a majority of the members of the Board of Directors of the Borrower then still in office who were either members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Revolving Facility Loans or Other Revolving Loans established as a separate Class; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Revolving Facility Loans or Other Revolving Loans of a specified Class.

“Closing Date” shall mean April 14, 2026.

“CME” shall mean CME Group Benchmark Administration Limited.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” shall mean, collectively Citizens Bank, N.A. and RBC Capital Markets.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent or the LVLT Collateral Agent or any subagent thereof, in each case, for the benefit of the Secured Parties pursuant to any Security Document; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, (x) in no case shall the Collateral include any Excluded Property and (y) notwithstanding anything to the contrary set forth in any other agreement or document, a LVLT Collateral Guarantor shall not be required to grant a Lien over any property of such LVLT Collateral Guarantor unless such property is subject to a Lien in favor of any LVLT Secured Debt.

“Collateral Agent” shall mean the Administrative Agent, acting in its capacity as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among each Collateral Guarantor and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to (x) Sections 5.10(g), (i), (j), and (l), (y) Schedule 5.13 and (z) Section 9.29 (which, for the avoidance of doubt, shall override any conflicting part of the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):

(a)	on the Closing Date, to the extent not previously delivered, the Collateral Agent or the LVLT Collateral Agent, as applicable, shall have received from:

(i) the Borrower and each Lumen Collateral Guarantor, a counterpart of the Collateral Agreement,

(ii) each LVLT Collateral Guarantor, a counterpart of the LVLT Collateral Agreement,

(iii) each Lumen Guarantor, a counterpart of the Lumen Guarantee Agreement,

(iv) each QC Guarantor, a counterpart of the QC Guarantee Agreement and

(v) each LVLT Guarantor, a counterpart of the LVLT Guarantee Agreement,

in each case duly executed and delivered on behalf of such person;

(b)

on the Closing Date, to the extent not previously delivered, (i)(x) all outstanding Equity Interests directly owned by the Collateral Guarantors, other than Excluded Securities, and (y) all Indebtedness owing to any Collateral Guarantor, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such

Equity Interests) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note endorsements or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)	in the case of any person that becomes a Guarantor after the Closing Date, the Agents shall have received:

(i) a supplement to the applicable Subsidiary Guarantee Agreement,

(ii) in the case of a Lumen Collateral Guarantor, supplements to the Collateral Agreement and, subject to clause (f), any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Collateral Agent and

(iii) in the case of a LVLT Collateral Guarantor, supplements to the LVLT Collateral Agreement and, subject to clause (f), any other LVLT Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the LVLT Collateral Agent, in each case, duly executed and delivered on behalf of such Guarantor;

(d)

(i) all outstanding Equity Interests of any person that becomes a Guarantor after the Closing Date and that are held by a Collateral Guarantor and (ii) all Equity Interests directly acquired by a Collateral Guarantor after the Closing Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)

except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)	[reserved];

(g)	[reserved];

(h)	evidence of the insurance (if any) and endorsements required by the terms of Section 5.02 hereof shall have been received by the Collateral Agent; and

(i)

after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents required to be delivered pursuant to Section 3.3 of the Collateral Agreement), and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

The foregoing provisions shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as, in the good faith judgment of the Borrower and the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Without limiting the foregoing, the Collateral Agent may agree to forego making any filing in the United States Patent and Trademark Office with respect to any Intellectual Property of any Collateral Guarantor if the Borrower and the Collateral Agent determine in good faith that such Intellectual Property, taken together with all other Intellectual Property as to which such filings are not made pursuant to this sentence, (a) is not material to the operations of the Borrower and its Subsidiaries, taken as a whole, and (b) is not a material portion of all of the Collateral based on value. The Collateral Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Notwithstanding any provision of this definition or otherwise in this Agreement or any other Loan Document to the contrary, (i) no Excluded Subsidiary shall be required to become a party to any Subsidiary Guarantee Agreement, the Collateral Agreement, the LVLT Collateral Agreement or any other Security Document or to Guarantee or create Liens on its assets to secure the Obligations and (ii) the Collateral granted by a LVLT Collateral Guarantor shall only secure Obligations in respect of the LVLT Limited Guarantee.

“Collateral Guarantors” shall mean each Lumen Collateral Guarantor and each LVLT Collateral Guarantor. Notwithstanding anything herein or any other Loan Document to the contrary, in no event shall QC, QCF or any of their respective subsidiaries be required to become Collateral Guarantors and the Collateral portion of the Collateral and Guarantee Requirement shall not apply to such entities.

“Collateral Matters Certificate” shall have the meaning assigned to such term in Section 9.18(d).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean with respect to any Lender, such Lender’s Revolving Facility Commitment and/or Other Revolving Facility Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conforming Changes” shall mean, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “ABR”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent reasonably determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Debt” shall mean, as of any date of determination for any person, the sum of (without duplication) the principal amount of all Indebtedness of the type set forth in clauses (a), (b), (c), (d), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f) and (k) of the definition of “Indebtedness” of such person and its Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements; provided, further, that (x) any Indebtedness under any Qualified Receivable Facility and (y) other than for purposes of calculating the Priority Leverage Ratio, any Qualified Securitization Facility or Qualified Digital Products Facility, in each case, shall not constitute Consolidated Debt.

“Consolidated Interest Coverage Ratio” shall mean on any date the ratio of:

(i) EBITDA of the Borrower to

(ii) consolidated cash interest expense of the Borrower and its Subsidiaries, in each case, for the most recently ended Test Period on or prior to such date;

provided, that the Consolidated Interest Coverage Ratio shall be determined on a Pro Forma Basis; provided, further, that consolidated cash interest expense pursuant to clause (ii) shall exclude, without duplication, amortization of original issue discount and deferred financing fees and expensing of any bridge or other financing fees and commissions, discounts, yield and other fees and charges related to any Qualified Receivable Facility, Qualified Securitization Facility or Qualified Digital Products Facility.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its subsidiaries for such period, on a consolidated basis, in accordance with GAAP; provided, that the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash, Permitted Investments or other cash equivalents (or to the extent converted into cash, Permitted Investments or other cash equivalents) to the referent person or a Subsidiary thereof in respect of such period.

“Consolidated Priority Debt” shall mean, on any date, Consolidated Debt of the Borrower on such date after deducting, without duplication, the amount of any Indebtedness otherwise included in Consolidated Debt of the Borrower consisting of unsecured Indebtedness of the Borrower that is not Guaranteed by any Subsidiary of the Borrower; provided that, for the avoidance of doubt, any Indebtedness under any Qualified Securitization Facilities and Qualified Digital Products Facilities shall constitute Consolidated Priority Debt.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of the Borrower as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Borrower have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or 5.04(b), as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting power or securities, by contract or otherwise, and “Controlling,” “Controls” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall mean the funding of any Loan (but excluding, for the avoidance of doubt, any continuation of a Loan or conversion of a Loan from one Type to another) and/or any L/C Credit Extension.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash, Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) gross accounts receivable comprising part of (x) the Receivables (except those subject to any Qualified Receivable Facility), (y) the Securitization Assets (except those subject to any Qualified Securitization Facility), or (z) the Digital Products (except those subject to any Qualified Digital Products Facility).

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), and (c) accruals for current or deferred Taxes based on income or profits.

“Daily Simple SOFR” with respect to any applicable determination date shall mean the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.24, any Lender that

(a)

has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing within such two (2) Business Days of the applicable funding date that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in reasonable detail in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due,

(b)

has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in reasonable detail in such writing or public statement) cannot be satisfied),

(c)

has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or

(d)

has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action;

provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration by the Borrower, setting forth such valuation, less the amount of cash, Permitted Investments or other cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Digital Product” shall mean the bona fide products, applications, platforms, software or intellectual property related to or used in connection with the development, adoption, implementation or operation of ExaSwitch or Black Lotus Labs digital products or digital businesses or any other digital business of the Borrower and its Subsidiaries, including artificial intelligence, machine learning, data analytics, automation technologies, and related digital or network infrastructure, including fiber optic and copper cables, conduit and other network and connectivity-related assets (including, without limitation, lateral connections, extensions and new build-outs connecting to data centers or similar facilities), and any related tools, services or technologies, in each case as determined in good faith by the Borrower.

“Digital Product Assets” shall mean (x) Securitization Assets and (y) Digital Products.

“Digital Products Subsidiary” shall mean any Special Purpose Entity established in connection with a Qualified Digital Products Facility. For the avoidance of doubt, a “Digital Products Subsidiary” includes a LVLT Digital Products Subsidiary.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Lender” shall mean those bona fide competitors of the Borrower and any Affiliates thereof (other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), in each case, that are specified in writing by a Responsible Officer of the Borrower to the Administrative Agent and the Lenders from time to time following the Closing Date; provided, that no update to the list of Disqualified Lenders shall (a) be effective prior to three Business Days after receipt thereof by the Administrative Agent (it being understood and agreed that the Borrower authorizes distribution of any such list to the Lenders) or (b) apply retroactively to disqualify any persons that (x) have previously acquired an assignment or participation interest under this agreement or (y) are party to a pending assignment or participation under this Agreement; provided that, for purposes of this clause (y), an assignment or participation shall be deemed “pending” only upon delivery to the Administrative Agent of an Assignment and Acceptance or the applicable participation agreement, as applicable, that has been duly executed but has not yet become effective in accordance with Section 9.04.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Borrower), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms requires such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, Puerto Rico or any other territory of the United States of America).

“Double-Dip Provision” shall have the meaning assigned thereto in Section 6.01.

“EBITDA” shall mean for any period and for any person,

(a)	Consolidated Net Income of such person for such period adjusted, without duplication, to exclude the effect of

(i) any non-cash losses resulting from requirements to mark-to-market Hedging Agreements,

(ii) any expense items relating to mergers or acquisitions (including, for the avoidance of doubt, divestitures), including severance, retention and integration costs and change of control payments; provided, that adjustments pursuant to this clause (ii) for any period shall be consistent with those reported in such person’s public reports in accordance with Regulation G and shall not exceed 10% of EBITDA of such person for the last four fiscal quarters (to be calculated after giving effect to adjustments pursuant to this clause (ii)),

(iii) [reserved],

(iv) any gains or losses in connection with the repurchase or retirement of Indebtedness,

(v) any loss reflected in such Consolidated Net Income for such period all or any portion of which is reasonably expected to be paid or reimbursed by an insurer, indemnitor or other third party source; provided, that, to the extent that the claim for all or any portion of any such reasonably expected payment or reimbursement is not accepted by the applicable insurer, indemnitor or other third party source within 180 days of the loss event, there shall be a corresponding deduction from EBITDA of such person; provided, further, that recognition or receipt of all or any portion of any such reasonably expected payment or reimbursement from the applicable insurer, indemnitor or other third party source shall be deducted from EBITDA to the extent reflected in net income,

(vi) any other non-cash losses or expenses (other than write-downs or write-offs of current assets or non-cash losses or expenses representing an accrual for a future cash outlay) reflected in such Consolidated Net Income for such period,

(vii) gains or losses from marking to market portfolio assets until recognized for income tax purposes,

(viii) without duplication of any other exclusions in this definition of “EBITDA,” any extraordinary or other non-recurring non-cash income, expenses, gain or loss; provided, that any cash payments received or made as result of such gain or loss (regardless of when the gain or loss was incurred) shall be included in the calculation of EBITDA for the period in which they are received or made (unless previously included for purposes of this calculation),

(ix) any gain or loss on the disposition of investments, and

(x) (i) losses or discounts in connection with any Qualified Receivable Facility, Qualified Securitization Facility, Qualified Digital Products Facility or otherwise in connection with factoring arrangements or the sale or contribution of Receivables, Securitization Assets or Digital Products and (ii) amortization of capitalized fees, in each case in connection with any Qualified Receivable Facility, Qualified Securitization Facility, or Qualified Digital Products Facility,

plus,

(b)	to the extent deducted in determining such Consolidated Net Income for such period, the aggregate amount of

(i) interest expense, excluding the amortization or write-off of Indebtedness discount or premiums and Indebtedness issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, if applicable, Loans),

(ii) income tax expense,

(iii) depreciation and amortization, and

(iv) any non-cash charges to Consolidated Net Income relating to the establishment of reserves and any income relating to the release of such reserves; provided, that EBITDA shall be reduced by any cash expended that reduces the amount of any reserve.

Notwithstanding anything to the contrary herein or in any other Loan Document, the calculation of the EBITDA component in the definitions of Priority Leverage Ratio, Total Net Leverage Ratio and Total Leverage Ratio shall exclude EBITDA attributable to Receivables Subsidiaries, Securitization Subsidiaries and Digital Products Subsidiaries; provided, that EBITDA may be increased by the amount of cash actually received by the Borrower or any other Subsidiary (other than a Receivables Subsidiary, Securitization Subsidiary or Digital Products Subsidiary) from a Receivables Subsidiary, Securitization Subsidiary or Digital Products Subsidiary (whether in the form of fees, dividends or otherwise) and attributable to the Net Income of such Subsidiary or, to the extent not attributable to the Net Income of such Subsidiary, the operation of the assets of such Subsidiary; provided, that, for the avoidance of doubt, EBITDA shall not be increased by the net proceeds from the incurrence of any Indebtedness by a Receivables Subsidiary, Securitization Subsidiary or Digital Products Subsidiary.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Plan; or

(j) the withdrawal of any of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in the Collateral Agreement or the LVLT Collateral Agreement, as applicable.

“Excluded Securities” shall have the meaning assigned to such term in the Collateral Agreement or the LVLT Collateral Agreement, as applicable.

“Excluded Subsidiary” shall mean, subject to Section 9.18(b), any of the following:

(a)	each Immaterial Subsidiary,

(b)

each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary); provided, that such Subsidiary is a bona fide joint venture established for legitimate business purposes and not in connection with any liability management transaction,

(c)

each (i) Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received) and (ii) Regulated Subsidiary to the extent the Borrower has notified the Administrative Agent that, in the Borrower’s good faith judgment, having such Regulated Subsidiary Guarantee or grant Liens to secure the Obligations would result in adverse regulatory consequences, be prohibited without regulatory approval or would impair the conduct of the business of such Subsidiary or the Borrower and its Subsidiaries taken as a whole,

(d)

each Domestic Subsidiary that is prohibited by any applicable contractual requirement (other than pursuant to any agreement solely with the Borrower, any other Subsidiary of the Borrower or any Affiliate of the foregoing) from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e)	any Foreign Subsidiary,

(f)	any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC,

(g)

any other Domestic Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(h)	each Unrestricted Subsidiary,

(i)	each Insurance Subsidiary,

(j)

with respect to any Obligations in respect of the Revolving Facility (and any Extended Revolving Facility Commitments, Replacement Revolving Facility Commitments and Permitted Refinancing Indebtedness in respect thereof), each Exempted Subsidiary that is an “Excluded Subsidiary” (or equivalent term) under the LVLT Credit Agreement as in effect on the Existing Credit Agreement Closing Date, and

(k)	any Special Purpose Entity, including any Receivables Subsidiary or Securitization Subsidiary or Digital Products Subsidiary;

provided that, subject to the immediately succeeding proviso, in no event shall any Subsidiary be an Excluded Subsidiary if it incurs or guarantees Indebtedness under any Other First Lien Debt, any Permitted Junior Debt, any LVLT Secured Debt or any Indebtedness of QC or any Subsidiary of QC (or, in each case, any subsequent refinancing thereof) (except with respect to a Special Purpose Entity that has incurred Indebtedness pursuant to a Qualified Receivable Facility, a Qualified Securitization Facility or a Qualified Digital Products Facility permitted under Section 6.01(aa) or (cc), as applicable); provided, however, that, for the avoidance of doubt and notwithstanding the foregoing or anything herein to the contrary, if a Subsidiary has incurred or guaranteed such other Indebtedness but has not received all applicable regulatory approvals to become a Guarantor hereunder, such Subsidiary will continue to be an Excluded Subsidiary until such Guarantor has received all applicable regulatory approvals to so become a Guarantor hereunder.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in

Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on it in lieu of net income Taxes) and branch profits Taxes, in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction (other than any such connection arising solely from or with respect to any Loan Document or any transaction pursuant to any Loan Document), (b) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender acquires the applicable interest in the applicable Commitment or, if such Lender acquires an applicable interest in a Loan other than by funding such Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (c) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to such recipient’s failure to comply with Section 2.17(d) or Section 2.17(f), (d) any U.S. federal backup withholding under Section 3406 of the Code or (e) any Tax imposed under FATCA.

“Exempted Subsidiaries” shall mean each of LVLT and its Subsidiaries.

“Existing Credit Agreement” shall mean the Superpriority Revolving/Term A Credit Agreement, dated as of March 22, 2024 (the “Existing Credit Agreement Closing Date”), by and among the Borrower, the lenders from time to time party thereto, the issuing banks from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, as amended by that certain Limited Waiver and Amendment No. 1, dated as of December 16, 2025, as amended by that certain Amendment No. 2, dated as of February 24, 2026, and as may be further amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Existing Credit Agreement Closing Date” shall have the meaning set forth in the definition of “Existing Credit Agreement”.

“Existing Credit Agreement Refinancing” means the refinancing in full and termination of the Existing Credit Agreement, together with the release of all liens thereunder.

“Existing QC Debt” shall mean:

(i)	the 7.375% notes due 2030 issued by QC,

(ii)	the 7.750% notes due 2030 issued by QC,

(iii)	the 6.500% notes due 2056 issued by QC, and

(iv)	the 6.750% notes due 2057 issued by QC.

“Existing Unsecured Notes” shall mean, individually or collectively, as the context may require, in each case in an aggregate principal amount outstanding as of the Closing Date after giving effect to the Transactions:

(i)	6.875% Senior Debentures due 2028,

(ii)	4.500% Senior Notes due 2029,

(iii)	5.375% Senior Notes due 2029,

(iv)	7.600% Senior Notes due 2039, and

(v)	7.650% Senior Notes due 2042.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.22(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there is one Facility (i.e., the Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Borrower), including reliance on the most recent real property tax bill or assessment in the case of Real Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, such Code section as of the date of this Agreement (or any amended or successor version described above), or any legislation, rules, practice or other official administrative guidance adopted pursuant to any intergovernmental agreement implementing the foregoing.

“FCC” shall mean the United States Federal Communications Commission or its successor.

“FCC License” shall mean any permit, license, authorization, certification, plan, directive, consent order or consent decree of or from the FCC, in each case, in connection with the operation of the business of the Borrower or any of its Subsidiaries, all renewals and extensions thereof, and all applications filed with the FCC for which the Borrower or any of its Subsidiaries is an applicant.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, that if the Federal Funds Rate on any day would otherwise be less than 0%, then the Federal Funds Rate on such day shall be deemed to be 0%.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, the Administrative Agent Fees and any other fee payable hereunder or under any other Loan Document.

“Financial Covenant Event of Default” shall mean any default in the due observance or performance by the Borrower or any other Loan Party of any Financial Covenant.

“Financial Covenants” shall mean the covenants of the Borrower set forth in Section 6.12.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or other executive responsible for the financial affairs of such person.

“Fitch” shall mean Fitch Inc., a subsidiary of Fimalac, S.A. or, if Fitch Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor person, such successor person.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs or Equity Interests of one or more other FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness or other obligation and (ii) the Fair Market Value of the property encumbered thereby. “Guaranteed” and “Guaranteeing” shall have meanings correlative thereto.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean (a) each Lumen Guarantor, (b) each QC Guarantor and (c) each LVLT Guarantor.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that is (or any Affiliate of any person that is) an Agent or a Lender on the Closing Date (or any person that becomes an Agent or Lender or Affiliate thereof after the Closing Date) and that enters into or has entered into a Hedging Agreement with the Borrower or any of its Subsidiaries, in each case, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Honor Date” shall have the meaning given such term in Section 2.05(c).

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower that (i) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), have (x) assets with a value equal to or in excess of 5.0% of Consolidated Total Assets or (y) operating revenue which is equal to or greater than 5.0% of the consolidated operating revenues of the Borrower and its Subsidiaries on such date determined on a Pro Forma Basis, and (ii) taken together with all Immaterial Subsidiaries, did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), have (x) assets with a value equal to or in excess of 10.0% of Consolidated Total Assets or (y) operating revenue which is equal to or greater than 10.0% of the consolidated operating revenues of the Borrower and its Subsidiaries on such date determined on a Pro Forma Basis.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the sum of the Incremental Free and Clear Amount and the Incremental Ratio Amount. For the avoidance of doubt (x) with respect to any Incremental Facility or Incremental Equivalent Debt incurred utilizing clause (i) in this definition, the Borrower (or in the case of Incremental Equivalent Debt, the applicable Loan Parties) shall be deemed to have incurred such Incremental Facility or Incremental Equivalent Debt in reliance on the Incremental Ratio Amount to the maximum extent permitted hereunder prior to any incurrence in reliance on the Incremental Free and Clear Amount, unless otherwise determined by the Borrower, and (y) no Indebtedness incurred utilizing the Incremental Amount shall rank senior to any Loan Obligations in right of payment or with respect to lien priority.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement substantially in the form of Exhibit B hereto, among the Borrower and, if applicable, one or more Incremental Revolving Facility Lenders and acknowledged by the Administrative Agent; provided that such acknowledgment shall not be a condition to the effectiveness of such Incremental Assumption Agreement.

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 6.01(v).

“Incremental Facility” shall mean the Incremental Revolving Commitments and the Incremental Loans made thereunder.

“Incremental Free and Clear Amount” shall mean, at any time, the excess (if any) of:

(a)	an aggregate principal amount not to exceed the greater of (x) $625,000,000 and (y) 20.0% of Pro Forma LTM EBITDA; less

(b)

the aggregate principal amount of all Incremental Revolving Commitments and Incremental Equivalent Debt, in each case, incurred or established after the Closing Date utilizing the Incremental Free and Clear Amount.

“Incremental Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrower pursuant to an Incremental Revolving Commitment.

“Incremental Ratio Amount” shall mean, at any time, such aggregate principal amount so long as immediately after giving effect to the incurrence thereof and the use of proceeds of the loans thereunder, the Priority Leverage Ratio is not greater than 4.10 to 1.00. For the purposes of the definition of “Incremental Ratio Amount”, Priority Leverage Ratio shall (x) assume that the portion of the aggregate Revolving Facility Commitments (including any Incremental Revolving Commitment) that is in excess of $1,250,000,000 is fully drawn (but, for the avoidance of doubt, amounts under the initial $1,250,000,000 of the Revolving Facility shall only be included in the calculation of the Priority Leverage Ratio to the extent actually drawn), and (y) exclude any Indebtedness incurred in reliance on clause (a) of the definition of “Incremental Free and Clear Amount”.

“Incremental Revolving Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Revolving Facility Loans (solely in the form of an increase to the Revolving Facility) to the Borrower and to acquire risk participations in Letters of Credit (if applicable), in each case, under the Revolving Facility as provided herein. For the avoidance of doubt, the Borrower shall only be permitted to incur Incremental Revolving Commitments in the form of an increase to the Revolving Facility.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Commitment or an outstanding Incremental Loan.

“Indebtedness” of any person shall mean, without duplication,

(a)	all obligations of such person for borrowed money,

(b)

all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business),

(c)

all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business),

(d)

all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto,

(e)	all Guarantees by such person of Indebtedness of others,

(f)	all Capitalized Lease Obligations of such person, including any Capitalized Lease Obligations arising from a Sale and Leaseback Transaction,

(g)	obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability,

(h)	the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit,

(i)	the principal component of all obligations of such person in respect of bankers’ acceptances,

(j)

the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) and

(k)

all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed.

The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to:

(i) the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness for purposes of this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness for purposes of this Agreement, and

(ii) obligations in respect of Third Party Funds.

“Indemnified Taxes” shall mean all (a) Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes and (b), to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Insolvency or Liquidation Proceeding” shall mean:

(a)	any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party now or hereafter in effect;

(b)

any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, in each case, except as permitted under this Agreement;

(c)	any general composition of liabilities or similar arrangement relating to any Loan Party, whether or not under a court’s jurisdiction or supervision;

(d)

any liquidation, dissolution, reorganization or winding up of any Loan Party, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(e)	any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Insurance Subsidiary” shall have the meaning assigned to such term in Section 6.04(x).

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form (including any form on an electronic platform or electronic transmission system) approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication,

(a)

net interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees,

(b)	capitalized interest of such person, whether paid or accrued, and

(c)

commissions, discounts, yield and other fees and charges incurred for such period, including any losses in connection with Qualified Receivable Facilities, Qualified Securitization Facilities, and Qualified Digital Products Facilities.

For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Hedging Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean,

(a)

as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; provided, further, that if such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day; and

(b)	as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date of the applicable Facility under which such Loan was made.

“Interest Period” shall mean, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, or such other period that is twelve months or less requested by the Borrower and consented to by the Administrative Agent and all applicable Lenders; provided, that:

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)

any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period for any Loan shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (i) each person listed as having a Letter of Credit Commitment on Schedule 2.01 and (ii) each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Junior Debt Restricted Payment” shall mean, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Borrower or any of its Subsidiaries, of or in respect of principal of or interest on any Subordinated Indebtedness (excluding unsubordinated Indebtedness of the Borrower that is not Guaranteed by any Subsidiary, except by one or more Guarantors on a subordinated basis) (each of the foregoing, a “Junior Financing”); provided that the following shall not constitute a Junior Debt Restricted Payment:

(a)	Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;

(b)

payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;

(c)

payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from an issuance, sale or exchange by the Borrower of Qualified Equity Interests within eighteen months prior thereto; or

(d)	the conversion of any Junior Financing to Qualified Equity Interests of the Borrower.

“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Obligations, pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“L/C Advance” shall mean, with respect to each Revolving Facility Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Facility Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date then in effect on such date of determination.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23. The term “Lenders” shall include any Issuing Bank if the context so requires.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders and the Issuing Banks.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any standby letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Commitment” shall mean, as to any Issuing Bank, the amount set forth on Schedule 2.01 opposite such Issuing Bank’s name or, in the case of an Issuing Bank that becomes an Issuing Bank after the Closing Date, the amount notified in writing to the Administrative Agent by the Borrower and such Issuing Bank; provided that the Letter of Credit Commitment of any Issuing Bank may be increased or decreased if agreed in writing between the Borrower and such Issuing Bank (each acting in its sole discretion) and notified in writing to the Administrative Agent by such persons.

“Letter of Credit Expiration Date” shall mean, with respect to any Revolving Facility, the fifth Business Day prior to the Maturity Date for such Revolving Facility.

“Letter of Credit Request” shall mean a request by the Borrower substantially in the form of Exhibit D-2 or such other form (including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Issuing Bank) as shall be approved by the applicable Issuing Bank.

“Letter of Credit Sublimit” shall mean $665,000,000.00, as such amount may be reduced pursuant to Section 2.08. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (a) any acquisition, including by means of a merger, amalgamation or consolidation, by the Borrower or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Borrower or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (b) any declaration of any dividend by the Board of Directors of the Borrower or any Subsidiary that is payable within 60 days of the date of declaration and/or (c) any irrevocable notice of prepayment, redemption, purchase, repurchase, defeasance or satisfaction and discharge of Indebtedness of the Borrower or any of its Subsidiaries.

“Loan Documents” shall mean:

(a)	this Agreement,

(b)	the Lumen Guarantee Agreement,

(c)	the QC Guarantee Agreement,

(d)	the LVLT Guarantee Agreement,

(e)	the Security Documents,

(f)	each Incremental Assumption Agreement,

(g)	each Extension Amendment,

(h)	each Refinancing Amendment,

(i)	any Intercreditor Agreement or joinder thereto,

(j)	any Note issued under Section 2.09(e),

(k)	the Letters of Credit and

(l)	any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Obligations” shall mean

(a)	the due and punctual payment by the Borrower of

(i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise,

(ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral, and

(iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay Fees, any other fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and

(b)

the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Revolving Facility Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Lumen Collateral” shall mean the Collateral granted and pledged by the Lumen Collateral Guarantors.

“Lumen Collateral Guarantors” shall mean

(a)	each Lumen Guarantor that executes the Collateral Agreement on or prior to the Closing Date; and

(b)

each Lumen Guarantor and each Subsidiary of the Borrower that becomes a Lumen Guarantor pursuant to Section 5.10(d), whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such times as the respective Subsidiary is released from its obligations under the Collateral Agreement in accordance with the terms and provisions hereof or thereof.

Notwithstanding the foregoing, QC, QCF and their respective Subsidiaries and each Exempted Subsidiary shall not be Lumen Collateral Guarantors.

“Lumen Entities” shall mean the Borrower and the Lumen Guarantors.

“Lumen Guarantee Agreement” shall mean the Lumen Subsidiary Guarantee Agreement, dated as of the Closing Date, and as it may be amended, restated, supplemented or otherwise modified from time to time, among the Borrower, each Lumen Guarantor and the Administrative Agent.

“Lumen Guarantors” shall mean:

(a)	each Subsidiary of the Borrower (other than (x) QC and any Subsidiary of QC and (y) any Exempted Subsidiary) that executes the Lumen Guarantee Agreement on or prior to the Closing Date, and

(b)

each Subsidiary of the Borrower (other than (x) QC and any Subsidiary of QC and (y) any Exempted Subsidiary) that becomes a Loan Party pursuant to Section 5.10(d), whether existing on the Closing Date or established, created or acquired after the Closing Date, in each case, unless and until such time as the respective Subsidiary is released from its obligations under the Lumen Guarantee Agreement in accordance with the terms and provisions hereof or thereof.

“LVLT” shall mean Level 3 Parent, LLC, a Delaware limited liability company, together with its successors and assigns.

“LVLT 1L Debt” shall mean Indebtedness outstanding under the LVLT Credit Agreement and the LVLT First Lien Notes.

“LVLT Collateral Agent” shall have the meaning specified in the definition of LVLT Collateral Agreement.

“LVLT Collateral Agreement” shall mean the Collateral Agreement (First Lien), dated as of the Existing Credit Agreement Closing Date, among each LVLT Collateral Guarantor, Wilmington Trust, National Association, as collateral agent for the “Secured Parties” referred to therein (the “LVLT Collateral Agent”), Bank of America, N.A., as Administrative Agent, Wilmington Trust, National Association, as Authorized Representative with respect to the “Credit Agreement Secured Obligations” and each series of “Notes Obligations in each case referred to therein, and each other authorized representative from time to time party thereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“LVLT Collateral Guarantors” shall mean

(a)	each LVLT Guarantor that executes the LVLT Collateral Agreement on or prior to the Closing Date; and

(b)

each Exempted Subsidiary that becomes a LVLT Guarantor pursuant to Section 5.10(d), whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such times as the respective Subsidiary is released from its obligations under the LVLT Collateral Agreement in accordance with the terms and provisions hereof or thereof;

provided that no Exempted Subsidiary that is a Regulated LVLT Grantor Subsidiary shall be required to become a LVLT Collateral Guarantor until the LVLT Collateral Permit Condition is satisfied with respect to such Exempted Subsidiary.

“LVLT Collateral Permit Condition” shall mean, with respect to any Regulated LVLT Grantor Subsidiary, that such Regulated LVLT Grantor Subsidiary has obtained all material (as determined in good faith by the Borrower) authorizations and consents of federal and state Governmental Authorities required, if any, in order for it to become a LVLT Collateral Guarantor under the LVLT Collateral Agreement and to satisfy the Collateral and Guarantee Requirement insofar as the authorizations and consents so permit.

“LVLT Credit Agreement” shall mean that certain Credit Agreement, dated as of the Existing Credit Agreement Closing Date, by and among LVLT, as holdings, LVLT Financing, as borrower, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and as collateral agent, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced.

“LVLT Digital Products Subsidiary” shall mean any Special Purpose Entity that is an Exempted Subsidiary established in connection with a LVLT Qualified Digital Products Facility.

“LVLT Financing” shall mean Level 3 Financing, Inc., a Delaware corporation, together with its successors and assigns.

“LVLT First Lien Notes” shall mean, individually or collectively, as the context may require:

(a)	6.875% First Lien Notes due 2033 issued by LVLT Financing on June 30, 2025 in the initial aggregate principal amount of $2,000,000,000; and

(b)

7.000% Senior Secured Notes due 2034 issued by LVLT Financing on August 18, 2025 in the aggregate principal amount of $2,000,000,000, and on September 8, 2025 LVLT Financing subsequently issued an additional $425,000,000 aggregate principal amount of 7.000% Senior Secured Notes due 2034.

“LVLT Guarantee Agreement” shall mean the LVLT Guarantee Agreement, dated as of the Closing Date, and as it may be amended, restated, supplemented or otherwise modified from time to time, between each LVLT Guarantor and the Administrative Agent.

“LVLT Guarantee Permit Condition” shall mean, with respect to any Regulated LVLT Guarantor Subsidiary, that such Regulated LVLT Guarantor Subsidiary has obtained all material (as determined in good faith by the Borrower) authorizations and consents of federal and state Governmental Authorities required, if any, in order for it to become a LVLT Guarantor under the LVLT Guarantee Agreement and to satisfy the Collateral and Guarantee Requirement insofar as the authorizations and consents so permit.

“LVLT Guarantors” shall mean (a) each Exempted Subsidiary that executes the LVLT Guarantee Agreement on or prior to the Closing Date and (b) each Exempted Subsidiary that becomes a LVLT Guarantor pursuant to Section 5.10(d), in each case, until such time as the respective Subsidiary is released from its obligations under the LVLT Guarantee Agreement in accordance with the terms and provisions thereof; provided that no Exempted Subsidiary that is a Regulated LVLT Guarantor Subsidiary shall be required to become a LVLT Guarantor until the LVLT Guarantee Permit Condition with respect to such Exempted Subsidiary is satisfied.

“LVLT Intercompany Loan” shall mean the loans outstanding from time to time pursuant to that certain Intercompany Loan, dated as of the Existing Credit Agreement Closing Date, issued by the Borrower to LVLT Financing, and as such document has been further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“LVLT Intercompany Revolving Loan” shall mean the loans outstanding from time to time pursuant to that certain Amended and Restated Revolving Loan Agreement, dated as of the Existing Credit Agreement Closing Date , issued by the Borrower to LVLT, and as such document may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“LVLT Limited Guarantee” shall mean, with respect to $100,000,000 in aggregate principal amount of the Obligations under the Revolving Facility, the Guarantees provided by the LVLT Guarantors under the LVLT Guarantee Agreement.

“LVLT Pari Passu Intercreditor Agreement” shall mean that certain First Lien/First Lien Intercreditor Agreement (New Debt), dated as of the Existing Credit Agreement Closing Date (as amended, restated, replaced, supplemented or otherwise modified from time to time), by and among the LVLT Collateral Agent, the Administrative Agent and the other representatives from time to time party thereto.

“LVLT Qualified Digital Products Facility” shall mean Indebtedness or other obligations (other than a Qualified Receivable Facility) of a LVLT Digital Products Subsidiary constituting a bona fide asset based securitization facility of Digital Products from both an Exempted Subsidiary and a Non-Exempted Entity (a “LVLT Digital Products Facility”) that meets the following conditions:

(x) the sales or contributions of Digital Product Assets are made at Fair Market Value (i) to the applicable LVLT Digital Products Subsidiary or (ii) otherwise permitted pursuant to Section 6.05 of the LVLT Credit Agreement,

(y) no portion of the Indebtedness or any other obligations (contingent or otherwise) under such LVLT Digital Products Facility:

(i) is guaranteed by the Borrower or any Subsidiary (other than a LVLT Digital Products Subsidiary) (excluding (x) guarantees of obligations pursuant to Standard Securitization Undertakings and (y) “parent guarantees” of performance, which the Borrower determines in good faith are customary, ordinary course and market practice in a securitization transaction in the commercial paper, term securitization or structured lending market),

(ii) is recourse to or obligates the Borrower or any Subsidiary (other than a LVLT Digital Products Subsidiary) in any way (other than (x) pursuant to Standard Securitization Undertakings and (y) “parent guarantees” of performance, which the Borrower determines in good faith are customary, ordinary course and market practice in a securitization transaction in the commercial paper, term securitization or structured lending market) or

(iii) subjects any property or asset (other than relevant Digital Products or the Equity Interests of any LVLT Digital Products Subsidiary) of the Borrower or any other Subsidiary (other than a LVLT Digital Products Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings).

Notwithstanding anything to the contrary herein, the Borrower may, by prior written notice to the Administrative Agent, elect to treat any LVLT Digital Products Facility that meets the foregoing conditions as not constituting a “LVLT Qualified Digital Products Facility” for purposes of this Agreement so long as:

(x) such LVLT Digital Products Facility is incurred pursuant to Section 6.01 (other than Section 6.01(cc)) and

(y) no portion of the sales and/or contributions of Digital Product Assets to the applicable Digital Products Subsidiary in connection with such LVLT Digital Products Facility are made pursuant to Section 6.04(z), Section 6.05(o) and/or Section 6.06(i).

For the avoidance of doubt,

(x) a LVLT Qualified Digital Products Facility shall also constitute a Qualified Digital Products Facility, and

(y) any LVLT Digital Products Facility that the Borrower elects not to treat as a LVLT Qualified Digital Products Facility in accordance with the foregoing sentence shall not constitute a Qualified Digital Products Facility.

“LVLT Qualified Securitization Facility” shall mean Indebtedness or other obligations (other than a Qualified Receivable Facility) of a LVLT Securitization Subsidiary constituting a bona fide asset based securitization facility of LVLT Securitization Assets from both an Exempted Subsidiary and a Non-Exempted Entity (a “LVLT Securitization Facility”) that meets the following conditions:

(x) the sales or contributions of LVLT Securitization Assets to the applicable LVLT Securitization Subsidiary are made at Fair Market Value,

(y) no portion of the Indebtedness or any other obligations (contingent or otherwise) under such LVLT Securitization Facility:

(i) is guaranteed by the Borrower or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings ), other than any LVLT Securitization Subsidiary,

(ii) is recourse to or obligates the Borrower or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings), other than any LVLT Securitization Subsidiary, or

(iii) subjects any property or asset (other than Securitization Assets or the Equity Interests of any LVLT Securitization Subsidiary) of the Borrower or any Subsidiary (other than a LVLT Securitization Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings).

Notwithstanding anything to the contrary herein, the Borrower may, by prior written notice to the Administrative Agent, elect to treat any LVLT Securitization Facility that meets the foregoing conditions as not constituting a “LVLT Qualified Securitization Facility” for purposes of this Agreement so long as:

(x) such LVLT Securitization Facility is incurred pursuant to Section 6.01 (other than Section 6.01(cc)) and

(y) no portion of the sales and/or contributions of LVLT Securitization Assets to the applicable LVLT Securitization Subsidiary in connection with such LVLT Securitization Facility are made pursuant to Section 6.04(z), Section 6.05(o) and/or Section 6.06(i).

For the avoidance of doubt,

(x) a LVLT Qualified Securitization Facility shall also constitute a Qualified Securitization Facility and

(y) any LVLT Securitization Facility that the Borrower elects not to treat as a LVLT Qualified Securitization Facility in accordance with the foregoing sentence shall not constitute a Qualified Securitization Facility.

“LVLT Secured Debt” shall mean, individually or collectively, as the context may require, Indebtedness under the LVLT Credit Agreement, the LVLT 1L Debt and any other Consolidated Debt of the Exempted Subsidiaries that is secured by Liens on substantially all of the assets of the Exempted Subsidiaries (excluding assets of Exempted Subsidiaries that are “Excluded Subsidiaries” (or equivalent term) under the LVLT Credit Agreement as in effect on the Closing Date) taken as a whole.

“LVLT Securitization Asset” shall mean in the case of any securitization, fiber optic cables and other fiber optic network-related products, assets and equipment, copper and hybrid cables and other copper and hybrid network-related products, assets and equipment, and related revenue streams and, in the case of the foregoing, all contracts and contract rights, guarantees or other obligations in respect of the foregoing, lockbox accounts and records with respect to the foregoing and other assets and rights, in each case customarily transferred (or in respect of which security interests are customarily granted) together in a LVLT Qualified Securitization Facility.

“LVLT Securitization Subsidiary” shall mean any Special Purpose Entity that is an Exempted Subsidiary established in connection with a LVLT Qualified Securitization Facility.

“LVLT Security Documents” shall mean

(a)	the LVLT Collateral Agreement together with any joinder or supplement thereto,

(b)	each Notice of Grant of Security Interest in Intellectual Property (as defined in the LVLT Collateral Agreement, as applicable), and

(c)

each other security agreement, pledge agreement or other instruments or documents executed and delivered by a LVLT Collateral Guarantor pursuant to any of the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.

“Majority Lenders” of any Facility shall mean, at any time (and subject to Section 9.04(j)), Lenders under such Facility having Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) representing more than 50% of the sum of all Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders thereunder.

“Material Assets” shall mean, as of any date of determination, any asset or assets (including any Intellectual Property but excluding cash and Permitted Investments) owned or controlled by the Borrower or any Subsidiary of the Borrower, which asset or assets is or are (taken as a whole) material to the business of the Borrower and its Subsidiaries as reasonably determined in good faith by the Borrower (it being understood that any such asset or assets that (x) have a fair market value equal to or greater than 5.0% of Consolidated Total Assets as of the most recently ended Test Period prior to such date or (y) account for operating revenue for the most recently ended Test Period prior to such date equal to or greater than 5.0% of the consolidated operating revenues of the Borrower and its Subsidiaries for such period, in each case, shall constitute Material Assets).

“Material Indebtedness” shall mean Indebtedness (other than Indebtedness under this Agreement) of any one or more of the Borrower or any Significant Subsidiary in an aggregate principal amount exceeding $150,000,000; provided, that in no event shall any Qualified Receivable Facility, Qualified Securitization Facility, or Qualified Digital Products Facility be considered Material Indebtedness for any purpose.

“Maturity Date” shall mean, as the context may require, (a) April 14, 2029; provided that, in the event that more than $250,000,000 in aggregate principal amount of any series of Indebtedness of the Borrower and its Subsidiaries (other than Exempted Subsidiaries) remains outstanding on the earlier of (i) the date that is 91 days prior to the stated termination of such series of Indebtedness and (ii) 91 days prior to the Maturity Date (such earlier date, the “Springing Maturity Date”), then the Maturity Date shall instead be the Springing Maturity Date, and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Exempted Entity” shall mean, collectively, the Borrower and any Subsidiary of the Borrower (other than an Exempted Subsidiary).

“Non-Extension Notice Date” shall have the meaning given that term in Section 2.05(b).

“Non-Guarantor Investments” shall mean, without duplication, all Investments (including all intercompany loans and Guarantees of Indebtedness) made on or after the Closing Date pursuant to Section 6.04(b):

(i) by the Borrower in any Subsidiary that is not a Lumen Guarantor or a QC Guarantor,

(ii) by any Lumen Guarantor or QC Guarantor in the Borrower or any Subsidiary that is not a Lumen Guarantor or a QC Guarantor,

(iii) by any LVLT Guarantor in any Subsidiary that is not a Guarantor, and

(iv) by an Subsidiary that is not a Guarantor and not an Exempted Subsidiary in the Borrower or any Exempted Subsidiary;

provided that “Non-Guarantor Investments” shall not include (x) any Investment consisting of cash, Permitted Investments or other cash equivalents (other than Investments consisting of cash, Permitted Investments or other cash equivalents received from Dispositions of Collateral) and (y) forgiveness of intercompany loans and/or secured notes between LVLT and any Lumen Entity (other than to the extent such intercompany Indebtedness was provided with cash, Permitted Investments or other cash equivalents received from Dispositions of Collateral; provided such restriction shall not apply to any repayment, cancellation or other settlement of intercompany Indebtedness made with the proceeds of a distribution from LVLT and received by a Lumen Entity).

“Non-Guarantor Permitted Business Acquisition Investments” shall mean all Investments made on or after the Closing Date pursuant to Section 6.04(k):

(i) by the Borrower in any Subsidiary that is not a Lumen Guarantor or a QC Guarantor,

(ii) by any Lumen Guarantor or QC Guarantor in the Borrower or any Subsidiary that is not a Lumen Guarantor or a QC Guarantor,

(iii) by any LVLT Guarantor in any Subsidiary that is not a Guarantor, and

(iv) by any Subsidiary that is not a Guarantor and not an Exempted Subsidiary in the Borrower or any Exempted Subsidiary.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement (including, in each case, monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Organization Documents” shall mean, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other First Lien Debt” shall mean any obligations secured by Other First Liens (including any Incremental Equivalent Debt secured by Other First Liens). For the avoidance of doubt, no Other First Lien Debt shall rank senior to any Obligations in lien priority or right of payment.

“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens thereon securing the Obligations subject to a Permitted First Lien Intercreditor Agreement, which (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens.

“Other Revolving Facility Commitments” shall mean, collectively, (a) Extended Revolving Facility Commitments and (b) Replacement Revolving Facility Commitments.

“Other Revolving Loans” shall mean, collectively (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” shall mean any and all present or future stamp, or documentary, excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents, other than any such Tax imposed with respect to an assignment (other than an assignment pursuant to Section 2.19(b) or 2.19(c)) and arising as a result of a present or former connection between the relevant recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from or with respect to any Loan Document or any transactions pursuant to any Loan Document).

“Outside LC Facility” shall mean one or more agreements (other than this Agreement) providing for the issuance of letters of credit for the account of the Borrower and/or any of its Subsidiaries that is designated by a Responsible Officer of the Borrower to the Administrative Agent as an “Outside LC Facility” in a writing (which writing shall specify the maximum face amount of letters of credit under such agreement that shall be deemed for purposes of this Agreement to constitute letters of credit under an “Outside LC Facility”) and which writing is acknowledged by the Administrative Agent (which acknowledgement shall be provided by the Administrative Agent so long as, after giving effect to such designation, the maximum face amount of all letters of credit under all Outside LC Facilities pursuant to all such designations then in effect does not exceed $100,000,000); provided, further, that upon delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent (which certificate shall have been acknowledged in writing by the applicable Outside LC Facility Issuer) revoking such designation, such agreement shall cease to be an “Outside LC Facility hereunder”.

“Outside LC Facility Issuer” shall mean each financial institution providing any Outside LC Facility; provided that if such financial institution is not a Lender, such financial institution shall have entered into a joinder or supplement to this Agreement in form reasonably satisfactory to the Administrative Agent agreeing to be bound by the terms hereof applicable to an Outside LC Facility Issuer and a Cash Management Bank.

“Outstanding Receivables Amount” shall mean, at any time, without duplication (a) the sum of all then outstanding amounts advanced to any Receivables Subsidiary by lenders (other than the Borrower or any of its Subsidiaries) under Qualified Receivable Facilities and (b) the amount of accounts receivable disposed of in connection with any Qualified Receivable Facility (other than to a Receivables Subsidiary) structured as a factoring arrangement that have stated due dates following such date of determination.

“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties substantially in the form attached hereto as Exhibit I, or such other form as is reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), if:

(a)

no Financial Covenant Event of Default or Event of Default pursuant to clause (b), (c), (h) or (i) of Section 7.01 shall have occurred and be continuing immediately after giving effect thereto or would result therefrom, provided, that with respect to any such acquisition that is a Limited Condition Transaction, at the option of the Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Limited Condition Transaction;

(b)	all transactions related thereto shall be consummated in accordance with applicable laws;

(c)	the Borrower shall be in Pro Forma Compliance immediately after giving effect to such acquisition or investment and any related transactions;

(d)	any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; and

(e)

any acquired Equity Interests or Equity Interests in any entity newly formed in connection with such transactions shall be Equity Interests of a Subsidiary (except as permitted by a provision of Section 6.04 other than Section 6.04(k)).

“Permitted Earlier Maturity Debt” shall mean Incremental Equivalent Debt incurred, at the option of the Borrower, with a final maturity date prior to the Maturity Date in an aggregate outstanding principal amount for all such Indebtedness issued in reliance on this definition not to exceed $175,000,000.

“Permitted First Lien Intercreditor Agreement” shall mean an intercreditor agreement in a form and substance reasonably satisfactory to the Administrative Agent; provided that the form of the First Lien/First Lien Intercreditor Agreement (as defined in the Existing Credit Agreement) shall be deemed reasonably satisfactory to the Administrative Agent.

“Permitted Investments” shall mean:

(a)

direct obligations of the United States of America or any member of the European Union (as of the date of this Agreement) or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union (as of the date of this Agreement) or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)

time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company having capital, surplus and undivided profits in excess of $1,000,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least A by S&P or A2 by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)

repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)

commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)

securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A2 by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)	shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)

money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h)

time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i)

instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Borrower or any Subsidiary organized in such jurisdiction.

“Permitted Junior Debt” shall mean Indebtedness for borrowed money incurred by any Loan Party (other than a LVLT Guarantor or, prior to any Subsidiaries of QC becoming a QC Guarantor, such applicable Subsidiaries) that is unsecured or secured by a Junior Lien; provided that such Permitted Junior Debt:

(a)

shall have no borrower or issuer (other than the Borrower or a Lumen Guarantor) or guarantor (other than (1) the Lumen Guarantors and (2) the QC Guarantors (provided that any Guarantees provided by the QC Guarantors shall be Guarantees of collection and subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent)),

(b)	if secured, shall not be secured by any assets other than the Lumen Collateral,

(c)	shall not have amortization,

(d)

shall not be subject to any maturity, mandatory redemption, repurchase, prepayment or sinking fund obligation (other than (x) in the case of notes, customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default and (y) in the case of loans, customary mandatory prepayment provisions upon an asset sale or event of loss (or from the proceeds of a Permitted Refinancing Indebtedness) and a customary acceleration right after an event of default) prior to the date that is 91 days after the then Latest Maturity Date,

(e)	if secured, shall be secured by Junior Liens only and shall be subject to a Permitted Junior Intercreditor Agreement,

(f)	[reserved],

(g)	shall not rank senior to any Obligations in right of payment, and

(h)

shall have terms and conditions (other than (x) pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) that in the good faith judgment of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole).

“Permitted Junior Intercreditor Agreement” shall mean with respect to any Liens on Collateral that are intended to rank junior to any Liens securing the Loan Obligations, an intercreditor agreement in a form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), any Indebtedness (including successive refinancings thereof); provided, that

(a)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses),

(b)

except with respect to Section 6.01(i), (i) other than in the case of Permitted Earlier Maturity Debt, the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Latest Maturity Date in effect at the time of incurrence thereof and (ii) other than in the case of Permitted Earlier Maturity Debt, the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced (provided, that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (b)),

(c)

if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith),

(d)

no Permitted Refinancing Indebtedness shall (i) have any borrower or issuer which is different than the borrower or issuer (or its permitted successors) of the respective Indebtedness being so Refinanced or (ii) have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced; provided, that, if any of the Guarantees of the Indebtedness being Refinanced were subordinated to the Obligations, the Guarantees of the Permitted Refinancing Indebtedness shall be subordinated to the Obligations on no less favorable terms,

(e)

if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Borrower in good faith),

(f)

if the Indebtedness being Refinanced is unsecured or secured by a Junior Lien (and permitted to be secured by a Junior Lien pursuant to Section 6.02), such Permitted Refinancing Indebtedness shall be unsecured or secured by a Junior Lien on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced if applicable, on terms in the aggregate that are no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02,

(g)

if (x) the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable, and the respective Permitted Refinancing Indebtedness is to be secured by the Collateral or (y) such Permitted Refinancing Indebtedness is to be secured by Junior Liens, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable, and

(h)	for the avoidance of doubt, no Permitted Refinancing Indebtedness is permitted to rank senior to any Obligations in right of payment or with respect to lien priority.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, Governmental Authority or individual or family trust.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (a) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (b) sponsored, maintained, contributed to or required to be contributed to (at the time of determination or at any time within the five years prior thereto) by the Borrower, any Subsidiary or any ERISA Affiliate, and (c) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement and the LVLT Collateral Agreement, as applicable.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Priority Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Priority Debt of the Borrower as of such date minus any Specified Refinancing Cash Proceeds of the Borrower that are reserved to be applied to Consolidated Priority Debt as of such date to (b) EBITDA of the Borrower for the most recently ended Test Period on or prior to such date; provided that (x) the Priority Leverage Ratio shall be determined on a Pro Forma Basis and (y) EBITDA shall be calculated in accordance with the last paragraph of the definition thereof.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”):

(a)

any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $250,000,000, merger, amalgamation, consolidation (or any similar transaction or transactions), any dividend, distribution or other similar payment,

(b)

any operational changes or restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period in connection with Permitted Business Acquisitions and similar acquisitions and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith,

(c)

any operational changes or restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period that are not described in the preceding clause (b) which are expected to have a continuing impact and are factually supportable,

(d)	the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and

(e)

any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (a) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (b) or (c) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the eighteen (18) month period following the consummation of the pro forma event, which may be reasonably allocated to the Borrower or any of its Subsidiaries in the reasonable good faith determination of the Borrower; provided that pro forma adjustments pursuant to clause (c) of the immediately preceding paragraph shall not exceed 10% of EBITDA in the aggregate for any Reference Period (as calculated after giving effect to such pro forma adjustment).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (a) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, issuance, incurrence and permanent repayment of Indebtedness), with the Financial Covenants recomputed as at the last day of and for the most recently ended Test Period as of such time.

“Pro Forma LTM EBITDA” shall mean, at any determination, EBITDA of the Borrower for the most recently ended Test Period, determined on a Pro Forma Basis.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).

“Projections” shall mean the projections of the Borrower and the Subsidiaries included in the Borrower Materials and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“QC” shall mean Qwest Corporation, a Colorado corporation, together with its successors and assigns.

“QC 56/57 Notes” shall mean the 6.500% notes due 2056 and the 6.750% notes due 2057, in each case, issued by QC and outstanding on the date of this Agreement and any Permitted Refinancing Indebtedness in respect thereof (it being understood that such Permitted Refinancing Indebtedness may be guaranteed by the Borrower on an unsecured basis in accordance with Section 6.01(m)(y), notwithstanding clause (d)(ii) of the definition of Permitted Refinancing Indebtedness).

“QCF” shall mean Qwest Capital Funding, Inc., a Colorado corporation, together with its successors and assigns.

“QC Guarantee Agreement” shall mean the Qwest Guarantee Agreement, dated as of the Closing Date, and as it may be amended, restated, supplemented or otherwise modified from time to time, among the QC Guarantors from time to time party thereto and the Administrative Agent.

“QC Guarantors” shall mean:

(a)	QC (for the avoidance of doubt, solely to the extent QC is party to the QC Guarantee Agreement),

(b)	each Subsidiary of QC that executes the QC Guarantee Agreement on or prior to the Closing Date and

(c)	each Subsidiary of QC that becomes a Loan Party pursuant to Section 5.10(d), whether existing on the Closing Date or established, created or acquired after the Closing Date,

in each case, unless and until such time as the respective Subsidiary is released from its obligations under the QC Guarantee Agreement in accordance with the terms and provisions hereof or thereof.

“QC Newcos” shall mean 49 Percent Qwest Sub 1, LLC and 49 Percent Qwest Sub 2, LLC.

“Qualified Digital Products Facility” shall mean Indebtedness or other obligations (other than a Qualified Receivable Facility) of a Digital Products Subsidiary constituting a bona fide asset based securitization facility of Digital Product Assets (a “Digital Products Facility”) that meets the following conditions:

(x) sales or contributions of Digital Product Assets are made at Fair Market Value (i) to the applicable Digital Products Subsidiary or (ii) pursuant to Section 6.04(dd), and

(y) no portion of the Indebtedness or any other obligations (contingent or otherwise) under such Digital Products Facility:

(i) is guaranteed by the Borrower or any Subsidiary (other than a Digital Products Subsidiary) (excluding (i) guarantees of obligations pursuant to Standard Securitization Undertakings and (y) “parent guarantees” of performance, which the Borrower determines in good faith are customary, ordinary course and market practice in a securitization transaction in the commercial paper, term securitization or structured lending market),

(ii) is recourse to or obligates the Borrower or any Subsidiary (other than a Digital Products Subsidiary) in any way (other than (x) pursuant to Standard Securitization Undertakings and (y) “parent guarantees” of performance, which the Borrower determines in good faith are customary, ordinary course and market practice in a securitization transaction in the commercial paper, term securitization or structured lending market), or

(iii) subjects any property or asset (other than relevant Digital Product Assets or the Equity Interests of any Digital Products Subsidiary) of the Borrower or any other Subsidiary (other than a Digital Products Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings).

For the avoidance of doubt, a LVLT Qualified Digital Products Facility constitutes a “Qualified Digital Products Facility”.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Receivable Facility” shall mean Indebtedness or other obligations of a Receivables Subsidiary incurred from time to time on customary terms (as determined by the Borrower in good faith) pursuant to either (a) credit facilities secured only by Receivables, collections thereof and accounts established solely for the collection of such Receivables or (b) Receivables purchase facilities, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time (a “Receivables Facility”); provided that no portion of the Indebtedness or any other obligations (contingent or otherwise) under such Receivables Facility:

(x) is guaranteed by the Borrower or any Subsidiary (other than a Receivables Subsidiary) (excluding guarantees of obligations pursuant to Standard Securitization Undertakings),

(y) is recourse to or obligates the Borrower or any Subsidiary (other than a Receivables Subsidiary) in any way (other than pursuant to Standard Securitization Undertakings) or

(z) subjects any property or asset (other than Receivables or the Equity Interests of any Receivables Subsidiary) of the Borrower or any Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings).

“Qualified Securitization Facility” shall mean Indebtedness or other obligations (other than a Qualified Receivable Facility) of a Securitization Subsidiary constituting a bona fide asset based securitization facility of Securitization Assets (a “Securitization Facility”) that meets the following conditions:

(x) the sales or contributions of Securitization Assets to the applicable Securitization Subsidiary are made at Fair Market Value, and

(y) no portion of the Indebtedness or any other obligations (contingent or otherwise) under such Securitization Facility:

(i) is guaranteed by the Borrower or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings ), other than any Securitization Subsidiary,

(ii) is recourse to or obligates the Borrower or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings), other than any Securitization Subsidiary, or

(iii) subjects any property or asset (other than Securitization Assets or the Equity Interests of any Securitization Subsidiary) of the Borrower or any Subsidiary (other than a Securitization Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings).

For the avoidance of doubt, a “Qualified Securitization Facility” includes a LVLT Qualified Securitization Facility.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower or any Subsidiary, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables” shall mean receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

“Receivables Subsidiary” shall mean any Special Purpose Entity established in connection with a Qualified Receivable Facility.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(g).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated LVLT Grantor Subsidiary” shall mean

(a)	Level 3 Communications, LLC,

(b)	WilTel Communications, LLC,

(c)	Broadwing Communications, LLC,

(d)	TelCove Operations, LLC,

(e)	Global Crossing Telecommunications, Inc. and

(f)

each Subsidiary of LVLT requiring material authorizations and consents of federal and state Governmental Authorities in order for it to become a LVLT Collateral Guarantor under the LVLT Collateral Agreement and to satisfy the Collateral and Guarantee Requirement.

“Regulated LVLT Guarantor Subsidiary” shall mean

(a)	Level 3 Communications, LLC,

(b)	WilTel Communications, LLC,

(c)	Broadwing Communications, LLC,

(d)	TelCove Operations, LLC,

(e)	Global Crossing Telecommunications, Inc. and

(f)

each Subsidiary of LVLT requiring material authorizations and consents of federal and state Governmental Authorities in order for it to become a LVLT Guarantor under the LVLT Guarantee Agreement and to satisfy the Collateral and Guarantee Requirement.

“Regulated Subsidiary” shall mean any Subsidiary that is subject to regulation by the FCC or any State PUC.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents, advisors and members of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Replacement Revolving Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time (and subject to Section 9.04(j)), Lenders having Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) that, taken together, represent more than 50% of the sum of all Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) at such time; provided, that the Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any vice president, manager, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash, Permitted Investments or other cash equivalents shall be the Fair Market Value thereof.

“Reuters” shall mean, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(a), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased, extended or replaced as provided under Section 2.21, 2.22 or 2.23. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01 (as of the Closing Date) or in the Assignment and Acceptance, Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date is $1,250,000,000.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time and (b) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of the Financial Covenants only and only if all Revolving Facility Commitments shall have been terminated, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(a). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include any Other Revolving Loans.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time, with respect to any Revolving Facility of any Class, the aggregate L/C Obligations under such Revolving Facility at such time. The Revolving L/C Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure under such Revolving Facility at such time.

“S&P” shall mean S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto.

“Sale and Leaseback Transaction” of any person shall mean any direct or indirect arrangement pursuant to which any property is sold or transferred by such person or Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such person or one of its Subsidiaries. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region and non-government controlled areas of the Kherson and Zaporizhzhia Regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” shall mean, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the Office of the Superintendent of Financial Institutions, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any person operating, organized or resident in a Sanctioned Country, (c) any person owned 50% or more, or controlled, by any such person or persons described in the foregoing clauses (a) or (b) or (d) any person otherwise the subject of Sanctions.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the Office of the Superintendent of Financial Institutions, (c) His Majesty’s Treasury, (d) the European Union or any European Union member state or (e) the United Nations Security Council.

“Scheduled Unavailability Date” has the meaning specified in Section 2.14(b).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Closing Date, unless when entered into such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank, including any such Hedging Agreement that is in effect on the Closing Date, unless when entered into such Hedging Agreement is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the LVLT Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document or LVLT Security Document, as applicable.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Asset” shall mean in the case of any securitization, fiber optic cables and other fiber optic network-related products, assets and equipment, copper and hybrid cables and other copper, connectivity and hybrid network-related products, assets and equipment, conduit and related infrastructure and other network and connectivity related assets (including, without limitation, lateral connections, extensions and new build-outs connecting to data centers or similar facilities), and related revenue streams and, in the case of the foregoing, all contracts and contract rights, guarantees or other obligations in respect of the foregoing, lockbox accounts and records with respect to the foregoing and other assets and rights, in each case customarily transferred (or in respect of which security interests are customarily granted) together in a Qualified Securitization Facility. For the avoidance of doubt, LVLT Securitization Assets are also “Securitization Assets”.

“Securitization Subsidiary” shall mean any Special Purpose Entity established in connection with a Qualified Securitization Facility. For the avoidance of doubt, a LVLT Securitization Subsidiary is also a “Securitization Subsidiary”.

“Security Documents” shall mean the Collateral Agreement, the LVLT Security Documents, each Notice of Grant of Security Interest in Intellectual Property (as defined in the Collateral Agreement and the LVLT Collateral Agreement, as applicable), and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.

“Shared Non-Guarantor Investment Cap” shall mean, at any time of determination, an amount (which shall not be less than zero) equal to (1) the aggregate amount of cash actually received directly or indirectly by the Borrower or any Lumen Collateral Guarantor after the Closing Date from a dividend or other distribution of “Excess Cash Flow” (as defined in the LVLT Credit Agreement as in effect on the Closing Date) (and, for the avoidance of doubt, excluding (x) the proceeds of Indebtedness and (y) the aggregate amount of cash actually received directly or indirectly by the Borrower or any Lumen Collateral Guarantor that is used to repay the LVLT Intercompany Loan) by any Exempted Subsidiary, minus (2) the aggregate amount of Investments made by the Borrower or any Subsidiary (other than any Exempted Subsidiary) in any Exempted Subsidiary.

“Significant Subsidiary” shall mean each Subsidiary that is not an Immaterial Subsidiary; provided, that “Significant Subsidiary” shall not include any Receivables Subsidiary, Securitization Subsidiary or Digital Products Subsidiary.

“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by the Borrower and its Subsidiaries on the Closing Date and (ii) any business that is a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“SOFR” shall mean the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SPE Relevant Assets Percentage” shall mean, with respect to any LVLT Qualified Digital Products Facility or any LVLT Qualified Securitization Facility, as applicable, the percentage of the Fair Market Value of the aggregate amount of Digital Products or LVLT Securitization Assets, as applicable, that are sold or contributed to the LVLT Digital Products Subsidiary or LVLT Securitization Subsidiary, as applicable, represented by the Fair Market Value of the Digital Products or LVLT Securitization Assets, as applicable, sold or contributed to such Special Purpose Entity by the Non-Exempted Entity.

“Special Purpose Entity” shall mean a direct or indirect Subsidiary of any Loan Party, whose organizational documents contain restrictions on its purpose and activities intended to preserve its separateness from such Loan Party and/or one or more Subsidiaries of such Loan Party.

“Specified Refinancing Cash Proceeds” shall mean, with respect to any person, the net proceeds of any issuance of debt securities of the Borrower or any of its Subsidiaries to a third party that are reserved to be applied within 90 days of the receipt thereof to repay, repurchase or redeem other debt securities of such person or any of its Subsidiaries held by third parties.

“Springing Maturity Date” has the meaning set forth in the definition of “Maturity Date.”

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with a Qualified Receivable Facility, Qualified Digital Products Facility or Qualified Securitization Facility that are reasonably customary (as determined in good faith by the Borrower) in an accounts receivable financing or securitization transaction in the commercial paper, term securitization or structured lending market, including those relating to the servicing or management of the assets of a Securitization Subsidiary and including any obligation of a transferor of Securitization Assets in a Qualified Securitization Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise with respect thereto.

“State PUC” shall mean a state public utility commission or other similar state regulatory authority with jurisdiction over the operations of the Borrower or any of its Subsidiaries.

“State PUC License” shall mean any permit, license, authorization, certification, plan, directive, consent order or consent decree of or from any State PUC, in each case, in connection with the operation of the business of the Borrower or any of its Subsidiaries, all renewals and extensions thereof, and all applications filed with such State PUC for which the Borrower or any of its Subsidiaries is an applicant.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Indebtedness” shall mean (a) any Indebtedness of the Borrower that is contractually subordinated in right of payment to the Obligations and (b) any Indebtedness of any Guarantor that is contractually subordinated in right of payment to the Guarantee of such Guarantor of the Loan Obligations; provided that, notwithstanding the foregoing or anything herein to the contrary, Indebtedness will not be considered “Subordinated Indebtedness” for any purpose of this Agreement or otherwise due to its subordination pursuant to the Subordinated Intercompany Note or any intercompany subordination agreement or any similar arrangement.

“Subordinated Intercompany Note” shall mean the subordinated intercompany note substantially in the form of Exhibit G attached hereto.

“Subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” and where otherwise specified) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean, collectively,

(a) the Lumen Guarantee Agreement,

(b) the QC Guarantee Agreement, and

(c) the LVLT Guarantee Agreement.

“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of the term “Unrestricted Subsidiary”.

“Successor Borrower” shall have the meaning provided in Section 6.05(n).

“Successor Rate” has the meaning specified in Section 2.14(b).

“Supermajority Required Lenders” shall mean, at any time with respect to any Revolving Facility (and subject to Section 9.04(j)), Revolving Facility Lenders having Revolving Facility Commitments under such Revolving Facility (or if the Revolving Facility Commitments under such Revolving Facility have terminated, Revolving Facility Credit Exposure under such Revolving Facility) that, taken together, represents more than 66-2/3% of the sum of all Revolving Facility Commitments under such Revolving Facility (or, if the Revolving Facility Commitments under such Revolving Facility have terminated, Revolving Facility Credit Exposure under such Revolving Facility at such time); provided that the Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Supermajority Required Lenders at any time.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges and fees imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Telecommunications Laws” shall mean any Requirement of Law applicable to the Borrower or any of its Subsidiaries, with respect to the provision of telecommunications services, including telecommunications services provided in correctional institutions, including the Communications Act of 1934, as amended, and the rules and regulations promulgated in relation thereto by the FCC or any State PUC in each state where the Borrower or any Subsidiary conducts or is authorized to conduct business.

“Telecommunications/IS Assets” shall mean (a) any assets (other than cash, Permitted Investments and securities) to be owned by any Subsidiary of the Borrower and used in the Telecommunications/IS Business and (b) Equity Interests of any person that becomes a Subsidiary of the Borrower as a result of the acquisition of such Equity Interests by a Subsidiary of the Borrower from any person other than an Affiliate of the Borrower; provided, that, in the case of this clause (b), such person is primarily engaged in the Telecommunications/IS Business.

“Telecommunications/IS Business” shall mean the business of (a) transmitting, or providing (or arranging for the providing of) services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (b) constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business, (c) computer outsourcing, data center management, computer systems integration, reengineering of computer software for any purpose or (d) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (a), (b) or (c) above; provided, that the determination of what constitutes a Telecommunications/IS Business shall be made in good faith by the Borrower.

“Term SOFR” shall mean:

(a)

for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR shall mean the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)

for any interest calculation with respect to ABR on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided, that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR shall mean the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided, that if the Term SOFR determined in accordance with either of the foregoing clause (a) or (b) of this definition would otherwise be less than 0.00%, the Term SOFR shall be deemed to be 0.00% for purposes of this Agreement.

“Term SOFR Borrowing” shall mean a Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” shall have the meaning specified in Section 2.14(b).

“Term SOFR Screen Rate” shall mean the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan and L/C Borrowing all Fees, and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(j)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash.

“Test Period” shall mean, on any date of determination, (i) except for purposes of determining whether there has been a breach of any Financial Covenant, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided, that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period and (ii) for purposes of determining whether there has been a breach of any Financial Covenant, the period of four consecutive fiscal quarters of the Borrower ending on the date specified in such Financial Covenant.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of:

(a)	Consolidated Debt of the Borrower as of such date minus any Specified Refinancing Cash Proceeds of the Borrower as of such date to

(b)	EBITDA of the Borrower for the most recently ended Test Period on or prior to such date;

provided that (x) the Total Leverage Ratio shall be determined on a Pro Forma Basis and (y) EBITDA shall be calculated in accordance with the last paragraph of the definition thereof.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of:

(a)	Consolidated Debt of the Borrower as of such date minus any consolidated unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries as of such date to

(b)	EBITDA of the Borrower for the most recently ended Test Period on or prior to such date;

provided that (x) the Total Net Leverage Ratio shall be determined on a Pro Forma Basis and (y) EBITDA shall be calculated in accordance with the last paragraph of the definition thereof.

“Transactions” shall mean the entry into this Agreement and the related Loan Documents, the establishment of the Revolving Facility and the consummation of the Existing Credit Agreement Refinancing, in each case on or prior to the Closing Date.

“Type” shall mean, with respect to any Loan, its character as an ABR Loan or a Term SOFR Loan.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(c).

“Unrestricted Subsidiary” shall mean:

(a)

any Subsidiary of the Borrower, whether owned on, or acquired or created after, the Closing Date, that is designated after the Closing Date by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary following the Closing Date so long as:

(i) such Subsidiary and its subsidiaries (A) are not after giving effect to such designation and any designation under other agreements of the Borrower or its Subsidiaries (and at all times thereafter shall not be) obligors in respect of any Indebtedness where the creditors in respect of such Indebtedness also have recourse to any of the assets of the Borrower or any of its Subsidiaries other than other Subsidiaries designated as Unrestricted Subsidiaries (other than as a result of Permitted Liens described in Section 6.02(x) (ii)), and (B) do not at the time of designation or after giving effect to such designation and any designation under other agreements of the Borrower or its Subsidiaries (and at all times thereafter) own Equity Interests or Indebtedness of, or have Liens over any assets of, the Borrower or any Subsidiary (other than subsidiaries of the Subsidiary to be so designated);

(ii) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04;

(iii) the designation has been determined by the Borrower in good faith as having a legitimate business purpose (and not for the primary purpose of directly or indirectly facilitating any liability management transaction with respect to the assets of the Borrower or any of its Subsidiaries);

(iv) such Subsidiary that is designated as an Unrestricted Subsidiary does not at the time of designation own or control any Material Asset (including, with respect to Intellectual Property included in the Material Assets, any exclusive license or other exclusive right to such Intellectual Property);

(v) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance;

(vi) no Financial Covenant Event of Default or Event of Default pursuant to clause (b), (c), (d) (solely as it relates to Article VI), (h) or (i) of Section 7.01 has occurred and is continuing or would result from such designation; and

(vii) such Subsidiary is also designated as an Unrestricted Subsidiary (or the equivalent, to the extent such concept is included in the relevant agreement) under any Other First Lien Debt; and

(b)

any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Borrower or one or more of its Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with the preceding clause (a)).

Notwithstanding anything to the contrary contained herein or in any other Loan Document,

(A) no Material Assets may, directly or indirectly, be transferred, exclusively licensed, contributed or otherwise Disposed of to any Unrestricted Subsidiary by the Borrower or any Subsidiary; and

(B) at no time shall there be any Unrestricted Subsidiary under this Agreement that is not an Unrestricted Subsidiary or equivalent, to the extent such concept is included in the relevant agreement, under any Other First Lien Debt.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (other than Section 6.04(b)).

The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Financial Covenant Event of Default or Event of Default pursuant to clause (b), (c), (d) (solely as it relates to Article VI), (h) or (i) of Section 7.01 has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence) and (ii) immediately after giving effect to such redesignation, the Borrower shall be in Pro Forma Compliance. The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(d).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly-Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly-Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Terms Generally; GAAP. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed and determined in accordance with GAAP, as in effect from time to time; provided, that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower notifies the Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith.

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made:

(a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein,

(b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and

(c) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate person. Any division of a limited liability company shall constitute a separate person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a person or entity).

Section 1.03. Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.04. Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

Section 1.05. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Facility Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Facility Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Facility Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Facility Borrowing”).

Section 1.06. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 1.07. Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a person, or an allocation of assets to a series of a person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate person. Any division of a person shall constitute a separate person hereunder (and each division of any person that is a Subsidiary, joint venture or any other like term shall also constitute such a person or entity).

Section 1.08. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.09. Effectuation of Transactions. Each of the representations and warranties with respect to the Borrower and any of the Subsidiaries contained in this Agreement (and all corresponding definitions) are made solely after giving pro forma effect to the Transactions, unless the context otherwise requires.

ARTICLE II

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) Each Revolving Facility Lender agrees, severally and not jointly, to make Revolving Facility Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and of the same Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Term SOFR Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or contemplated by Section 2.05(c). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that the Borrower shall not be entitled to request any Borrowing or conversion that, if made, and after giving effect to all Borrowings, all conversions of Loans from one Type to another, and all continuations of Loans of the same Type, would result in more than 8 (eight) Term SOFR Borrowings outstanding under the Revolving Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date of the Facility under which such Borrowing was made.

Section 2.03. Requests for Borrowings.

(a) To request a Revolving Facility Borrowing, the Borrower shall notify the Administrative Agent of such request (x) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., Local Time, (i) in the case of any Borrowing on the Closing Date, one Business Day before such proposed Borrowing or (ii) in all other cases, two Business Days before the date of the proposed Borrowing or (y) in the case of an ABR Borrowing, by telephone, not later than 12:00 p.m., noon, Local Time, on the Business Day of the proposed Borrowing; provided, that (A) if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m., noon, Local Time four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 12:00 p.m., noon, Local Time, three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders and (B) any such notice of an ABR Borrowing as contemplated by Section 2.05(c) may be given no later than 12:00 p.m., noon, Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans of a particular Class;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(v) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved].

Section 2.05. Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date for the applicable Revolving Facility, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries under any Revolving Facility, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders under each Revolving Facility severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Subsidiaries under such Revolving Facility and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Revolving Facility Credit Exposure under the applicable Revolving Facility shall not exceed the Revolving Facility Commitments thereunder, (x) the Revolving Facility Credit Exposure of any Lender under the applicable Revolving Facility shall not exceed such Lender’s Revolving Facility Commitment thereunder, (y) the outstanding amount of the L/C Obligations under all Revolving Facilities shall not exceed the Letter of Credit Sublimit and (z) unless otherwise agreed by such Issuing Bank in its sole discretion, the outstanding amount of the L/C Obligations in respect of Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s and its Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower and its Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Any letter of credit issued by a person that is or becomes an Issuing Bank hereunder but which letter of credit was not originally a Letter of Credit but the terms of which then comply with the requirements applicable to Letters of Credit hereunder may, if agreed in writing by the Borrower, such Issuing Bank and the Administrative Agent be designated as a Letter of Credit hereunder (any such letter of credit subject to the foregoing, an “Existing Letter of Credit”), in which event, such Existing Letter of Credit shall, subject to the satisfaction of the applicable conditions set forth in Article IV, be deemed to be a Letter of Credit under this Agreement as of the date that is on or after the Closing Date that is specified in such written agreement. Each Letter of Credit outstanding under the Existing Credit Agreement immediately prior to the Closing Date and listed on Schedule 2.05 shall be deemed to be issued under the Revolving Facility pursuant to this Section 2.05(a) on the Closing Date.

(ii) No Issuing Bank shall issue any Letter of Credit under any Revolving Facility if:

(A) subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders under such Revolving Facility have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date for such Revolving Facility, unless (x) all the Revolving Facility Lenders under such Revolving Facility and such Issuing Bank have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the applicable Issuing Bank.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount of less than $25,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Facility Lender under the applicable Revolving Facility is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including for the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or reasonably determined potential Fronting Exposure (after giving effect to Section 2.24(a)(iv) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or reasonably determined potential Fronting Exposure, as it may elect in its sole discretion); or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not have been permitted at such time to issue the Letter of Credit in its amended form under the terms of this Section 2.05(a).

(v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Subject to the provisions of Section 2.05(f), each Issuing Bank shall act on behalf of the Revolving Facility Lenders under the applicable Revolving Facility with respect to any Letters of Credit issued by it under such Revolving Facility and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank. Such Letter of Credit Request must be received by the applicable Issuing Bank and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) if more than one Revolving Facility is then in effect, the Revolving Facility under which such Letter of Credit is to be issued; and (I) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable Issuing Bank may reasonably request. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may reasonably request pursuant to its policies of general applicability to other account parties for whom such Issuing Bank issues letters of credit.

(ii) Promptly after receipt of any Letter of Credit Request, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from the Required Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit under a Revolving Facility, each Revolving Facility Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Facility Lender’s Revolving Facility Percentage of such Revolving Facility times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Request, an Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date of the applicable Revolving Facility; provided, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders under the applicable Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Article IV is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. one Business Day after the date of notice of any payment by an Issuing Bank under a Letter of Credit or, if the Borrower shall have received such notice from such Issuing Bank later than 11:00 a.m. on any Business Day, not later than 4:00 p.m. on the next Business Day (each such date of payment by an Issuing Bank, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender under the applicable Revolving Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Facility Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans under the applicable Revolving Facility to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Facility Commitments under Section 4.03 and the conditions set forth in Section 4.03 (other than the delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Facility Lender under the applicable Revolving Facility shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank to Administrative Agent in an amount equal to its applicable Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Borrowing of ABR Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to ABR Loans of the applicable Class. In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05; provided, that the amount of any drawing that is not reimbursed on the Honor Date shall bear interest at the rate applicable to ABR Loans from and including the date of drawing to but excluding the date such amount becomes an Unreimbursed Amount.

(iv) Until each Revolving Facility Lender under the applicable Revolving Facility funds its Revolving Facility Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Facility Lender’s obligation to make Revolving Facility Loans or L/C Advances to reimburse the Issuing Banks for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Borrower or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Revolving Facility Lender’s obligation to make Revolving Facility Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (minus the foregoing interest and fees) shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Facility Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.22 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by such Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the relevant Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the relevant Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Banks. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, other than in respect of any sight draft, certificates and documents expressly required by the Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Required Lenders, as applicable, under the applicable Revolving Facility; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves (as finally determined by a court of competent jurisdiction) were caused by such Issuing Bank’s willful misconduct or gross negligence, or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in compliance with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any Requirements of Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Cash Collateralization Following Certain Events. If and when the Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.11(d), 2.11(e), 2.24(a)(v) or 7.01, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders under each Revolving Facility, an amount in cash equal to 102% of the Revolving L/C Exposure under such Revolving Facility as of such date plus any accrued but unpaid interest thereon (or, in the case of Sections 2.11(d), 2.11(e) and 2.24(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y)

made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Collateral Agent, for the benefit of the Secured Parties, a security interest in such account. Such deposits shall not bear interest. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for any disbursements under any Letter of Credit for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Loan Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(d) or (e) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(d) and (e) no longer being exceeded, as applicable.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Revolving Facility Lender (in addition to the initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank (other than the Administrative Agent or its Affiliates) shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof (or, if earlier, the time specified thereon) and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the applicable Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any disbursement under any Letter of Credit, the date of such disbursement and the amount of such disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(m) Replacement and Resignation of any Issuing Bank. (i) Any Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(ii) Any Issuing Bank may resign as an Issuing Bank at any time upon ninety days’ prior written notice to the Administrative Agent, the Borrower and the Lenders; provided that (x) such resignation shall not become effective until the earliest of (A) a successor Issuing Bank reasonably acceptable to the Borrower has been appointed and has agreed in writing to assume the obligations of an Issuing Bank hereunder, (B) all Letters of Credit issued by such resigning Issuing Bank have expired or been terminated and all L/C Obligations with respect thereto have been reimbursed in full, or (C) all Letters of Credit issued by such resigning Issuing Bank have been cash collateralized or backstopped, (y) such resigning Issuing Bank shall use commercially reasonable efforts to assist the Borrower in identifying a successor Issuing Bank and shall, at the Borrower’s request and expense, reasonably cooperate with any successor Issuing Bank to facilitate the transfer or replacement of outstanding Letters of Credit, and (z) no such resignation shall become effective while any draw request under a Letter of Credit issued by such Issuing Bank is pending. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation (including the obligation to honor any draws presented in strict compliance with the terms thereof), but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time (or, in the case of ABR Borrowings, 2:00 p.m. Local Time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request; provided, that Borrowings made to finance the reimbursement of any disbursement under any Letter of Credit and reimbursements as provided in Section 2.05(c) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 11:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The foregoing shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section 2.07, the Borrower shall not be permitted to change the Class of any Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice), by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to (i) elect an Interest Period for Term SOFR Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, at the election of the Administrative Agent (acting at the direction of the Required Lenders) (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period thereof.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments of each Class shall automatically and permanently terminate on the applicable Maturity Date for such Class.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j), as applicable, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Facility Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under clause (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Maturity Date applicable to such Revolving Facility Loans as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in the form attached hereto as Exhibit H, or in another form approved by such Lender, the Administrative Agent and the Borrower in their sole discretion. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.10. Repayment of Revolving Facility Loans and Prepayment and Termination Procedures.

(a) [Reserved].

(b) To the extent not previously paid, all outstanding Revolving Facility Loans shall be due and payable on the applicable Maturity Date.

(c) Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than (i) 11:00 a.m., Local Time, in the case of an ABR Borrowing, on the scheduled date of such prepayment and (ii) 2:00 p.m., Local Time, in the case of a Term SOFR Borrowing, at least two Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent). Each such notice shall be irrevocable; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon its respective Revolving Facility Percentage of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by (A) accrued interest on the amount repaid to the extent required by Section 2.13(d) and (B) break funding payments pursuant to Section 2.16. In connection with any prepayment of any Loan of any Lender hereunder that would otherwise occur from the proceeds of new Loans being funded hereunder on the date of such prepayment, if agreed to by the Borrower and such Lender in a writing provided to the Administrative Agent, the portion of the existing Loan of such Lender that would otherwise be prepaid on such date may instead be converted on a “cashless roll” basis into a like principal amount of the new Loans being funded on such date.

Section 2.11. Prepayment of Loans and Termination of Commitments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16 and subject to prior notice in accordance with the provisions of Section 2.10(c)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding.

(b) [Reserved].

(c) [Reserved].

(d) In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrower shall prepay Revolving Facility Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(e) Prepayments pursuant to this Section 2.11 shall be in accordance with the procedures specified in clause (c) of Section 2.10.

Section 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, on the first Business Day following the end of each March, June, September and December (commencing on the first such Business Day that is at least three months after the Closing Date) and on the date on which the Revolving Facility Commitments of any Class of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable

Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower agrees to pay from time to time (i) to the Administrative Agent for the account of each Revolving Facility Lender of each Class, on the first Business Day following the end of each March, June, September and December (commencing on the first such Business Day that is at least three months after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders in such Class shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed disbursements under any Letter of Credit) of such Class, during the preceding quarter (or other period commencing with the Closing Date or ending with the Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated; provided, that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand) at the rate per annum equal to the Applicable Margin for Term SOFR Revolving Facility Borrowings of such Class effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of each March, June, September and December (commencing on the last Business Day of the first fiscal quarter commencing after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit (or such lesser amount as may be acceptable to the applicable Issuing Bank in its sole discretion, or with respect to any additional Issuing Bank designated in accordance with Section 2.05(k) after the Closing Date, such greater amount as may be agreed with the Borrower), plus (y) in connection with the issuance, amendment, cancellation, negotiation, presentment, renewal, extension or transfer of any such Letter of Credit or any disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees as set forth in the Administrative Agent Fee Letter, in the amounts and, at the times specified therein until the Facilities under this Agreement have been terminated in full (the “Administrative Agent Fees”).

(d) All fees payable under any Loan Document shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees or other fees shall be refundable under any circumstances.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (C) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (D) any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). ABR and Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest.

(a) Inability to Determine Rates. If in connection with any request for a Term SOFR Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.14(b), and the circumstances under clause (i)

of Section 2.14(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of ABR, the utilization of the Term SOFR component in determining ABR shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein and (y) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined in good faith, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six-month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six-month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (x) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (y) if the events or circumstances of the type described in Section 2.14(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Successor Rate in accordance with this Section 2.14 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. New York time on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

In determining or implementing any Successor Rate, the Administrative Agent will consider in good faith any proposal reasonably requested by the Borrower that would not reasonably be expected to have a material adverse effect on the Lenders and that is intended to prevent the use of the Successor Rate from causing a “significant modification” of any Loan within the meaning of Treasury Regulations Section 1.1001-3(b).

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(c) For purposes of this Section 2.14, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Tax (other than (A) Indemnified Taxes indemnifiable under Section 2.17 or (B) Excluded Taxes); or

(iii) impose on any Lender or Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to the Administrative Agent, such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate the Administrative Agent, such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10 or Section 2.11), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked under Section 2.10(c))

or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at Term SOFR at the commencement of such period with a tenor of at least as long as such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes.

(a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes with respect to such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent), receives an amount equal to the sum it would have received had no such deductions or withholdings been made (provided, that, if the applicable withholding agent in respect of an Indemnified Tax is a person other than a Loan Party or the Administrative Agent (e.g., a Lender), the additional amounts required to be paid by a Loan Party under this clause (iii) in respect of such Tax shall not be greater than the additional amounts such Loan Party would have been obligated to pay had such Loan Party made payment of such sum directly to the applicable beneficial owner of such payment, provided, further, that such Tax would not have been an Excluded Tax had such beneficial owner been a Lender hereunder and had complied with the provisions of Sections 2.17(d) and 2.17(f)). After any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, as promptly as possible thereafter, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay any Other Taxes imposed on or incurred by the Administrative Agent or any Lender to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) The Borrower shall, without duplication of any additional amounts paid pursuant to Section 2.17(a)(iii) or any amounts paid pursuant to Section 2.17(b), indemnify and hold harmless the Administrative Agent and each Lender within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time(s) and in the manner(s) reasonably requested by the Borrower or the Administrative Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.17(d), no Lender shall be required to deliver any documentation that such Lender is not legally eligible to deliver.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the documentation required pursuant to this Section 2.17(d) and Section 2.17(f); provided, that a Participant shall furnish all such required documentation to the participating Lender.

(i) Without limiting the foregoing, each Lender shall deliver on or prior to the date such Lender or Administrative Agent becomes party to this Agreement and at the time(s) reasonably requested by the Borrower or the Administrative Agent, to the Borrower and the Administrative Agent two properly completed and duly executed copies of United States Internal Revenue Form W-9 or any successor form, certifying that such person is exempt from United States federal backup withholding Tax on payments made hereunder.

(ii) Without limiting the foregoing:

(A) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(1) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) eligible for the benefits of an income tax treaty to which the United States is a party, properly completed and duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such Tax treaty;

(2) properly completed and duly executed copies of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to the person treated as its owner for U.S. federal income tax purposes);

(3) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with the Foreign Lender’s conduct of a trade or business in the United States (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable; or

(4) to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) is not the beneficial owner of such payments (for example, where such Foreign Lender is a partnership or a participating Lender), properly completed and duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-3 or Exhibit J-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 on behalf of such direct and indirect partner(s).

(iii) Each Lender (A) shall promptly notify the Borrower and the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction, and (B) agrees that if any documentation it previously delivered pursuant to this Section 2.17 expires or becomes inaccurate or obsolete in any respect, it shall promptly (x) update such documentation or (y) notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(f).

(v) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower (A) if the Administrative Agent is not a U.S. Person, (1) IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (2) IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of Lenders, certifying that it is a “U.S. branch” and that the payments it receives for the account of Lenders are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by U.S. Treasury Regulation Section 1.1441-1(b)(2)(iv)), and (B) if the Administrative Agent is a U.S. Person, IRS Form W-9. The Administrative Agent agrees that if any documentation it previously delivered pursuant to this Section 2.17(d)(v) expires or becomes inaccurate or obsolete in any respect, it shall promptly (x) update such documentation or (y) notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 2.17, the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a change inapplicable Requirements of Law after the Closing Date.

(e) If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund of an Indemnified Tax for which it has been indemnified by a Loan Party pursuant to this Section 2.17 (or for which any Loan Party has paid additional amounts pursuant to this Section 2.17), then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in good faith to the be the portion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax giving rise to such refund had not been imposed in the first instance; provided, that the Loan Party, upon the request of the Lender or the Administrative Agent shall repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period during which the Loan Party or any of its Affiliates actually held such funds, except to the extent that the refund was initially claimed at the written request of such Loan Party or any of its Affiliates) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any such refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other person in connection with this Section 2.17(e) or any other provision of this Section 2.17.

(f) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) The agreements in this Section 2.17 shall survive the termination of this Agreement, the resignation or replacement of the Administrative Agent, any assignment of rights by or the replacement of a lender, and the payment, satisfaction, or discharge of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “Requirements of Law” includes FATCA.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of any disbursement under any Letter of Credit, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) [Reserved].

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, its Revolving Facility Loans or participations in any disbursement under any Letter of Credit, in each case, under an applicable Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in any disbursement under any Letter of Credit and accrued interest thereon, in each case under the applicable Class, than the proportion received by any other Lender under the applicable Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in any disbursement under any Letter of Credit of such Class of such other Lenders under the applicable Class to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders under the applicable Class ratably in accordance with the principal amount of each such Lender’s respective Revolving Facility Loans and participations in any disbursement under any Letter of Credit and accrued interest thereon, in each case, under the applicable Class; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect on the Closing Date. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

(e) Subject to Section 2.24, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.18; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 (in excess of that being charged by other Lenders under the applicable Facility) or gives notice under Section 2.20, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment and each Issuing Bank), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in any disbursement under any Letter of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (D) such assignment does not conflict with any applicable Requirement of Law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all Lenders or all of the Lenders adversely affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent and (ii) if in respect of any Revolving Facility Commitment and the Issuing Bank; provided, that: (i) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced in respect of the assigned interest shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the Borrower shall pay any amount required by Section 2.16, if applicable, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

Section 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Term SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligations of such Lender to make or continue Term SOFR

Loans or to convert ABR Borrowings to Term SOFR Borrowings shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Term SOFR Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21. Incremental Revolving Commitments.

(a) After the Closing Date has occurred, the Borrower may, following written notice to the Administrative Agent, incur Incremental Revolving Commitments in an amount not to exceed the Incremental Amount available at the time such Incremental Revolving Commitments are established (except as set forth in clause (iii) of the third paragraph under Section 6.01) from one or more Incremental Revolving Facility Lenders (which, in each case, may include any existing Lender, but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Revolving Commitments, as the case may be, in their sole discretion; provided, that:

(x) Incremental Revolving Commitments shall only be permitted in the form of an increase to the Revolving Facility,

(y) each Incremental Revolving Facility Lender providing a commitment to make Incremental Loans in the form of Revolving Facility Loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, the Issuing Banks (which approvals shall not be unreasonably withheld, conditioned or delayed), and

(z) for the avoidance of doubt, no Incremental Loans and/or Incremental Revolving Commitments are permitted to rank senior to any Obligations in right of payment or with respect to lien priority.

Prior to the incurrence of such Incremental Revolving Commitments, the Borrower shall provide notice to the Administrative Agent, which notice shall set forth:

(i) the amount of the Incremental Revolving Commitments (which shall be in minimum increments of $500,000 and a minimum amount of $1,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), and

(ii) the date on which such Incremental Revolving Commitments are to become effective, which shall be a date not earlier than ten (10) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b) The Borrower and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent, the LVLT Collateral Agent and the Collateral Agent an Incremental Assumption Agreement (and the Administrative Agent, the LVLT Collateral Agent and the Collateral Agent shall, at the direction of the Borrower, enter into any applicable Intercreditor Agreement in accordance with Section 8.11(b)) and such other documentation as the Administrative Agent shall reasonably request to evidence the Incremental Revolving Commitment of such Incremental Revolving Facility Lender; provided, that any such documentation shall not be a condition to the effectiveness of such Incremental Assumption Agreement.

Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Revolving Commitments; provided, that:

(i) any Incremental Revolving Commitments shall have the same terms as the Revolving Facility Commitments and shall form part of the same Class as the Revolving Facility Commitments, and

(ii) the Borrower shall be in compliance with the Financial Covenants at the time of the incurrence of such Incremental Revolving Commitments on a Pro Forma Basis for the then most recently ended Test Period.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Commitments evidenced thereby as provided for in Section 9.08(e). The Administrative Agent and the Collateral Agent shall execute, and shall have no liability for executing, upon request by the Borrower any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder.

(c) Notwithstanding the foregoing, no Incremental Revolving Commitment shall become effective under this Section 2.21 unless:

(i) no Event of Default pursuant to clause (b), (c), (h) or (i) of Section 7.01 shall exist;

(ii) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct); provided, that in the discretion of the Borrower and the Incremental Revolving Facility Lenders, such representations shall be only for the benefit of such Incremental Revolving Facility Lenders and such Lenders may elect to agree to not require any such representations be made in their discretion; and

(iii) the Administrative Agent and the Incremental Revolving Facility Lenders shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Incremental Revolving Facility Lenders; provided that any such documentation shall not be a condition to the effectiveness of such Incremental Assumption Agreement.

The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Revolving Facility Loans in respect of Incremental Revolving Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Term SOFR Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22. Extensions of Loans and Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Revolving Facility Commitments on a pro rata basis (based on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other

Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment”, and any Revolving Facility Loan made pursuant to such Extended Revolving Facility Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the proposed Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Revolving Facility Commitments; provided, that:

(i) the final maturity date of any Extended Revolving Facility Commitment shall be no earlier than the Maturity Date of the Class of Revolving Facility Commitments subject to such Pro Rata Extension Offer,

(ii) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have the same terms as the existing Class of Revolving Facility Commitments from which they are extended except for any terms which shall not apply until after the then Latest Maturity Date and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank,

(iii) for the avoidance of doubt, no Extended Revolving Facility Commitment shall (i) have any borrower which is different than the borrower (or its permitted successors) of the Class of Revolving Facility Commitments, subject to such Pro Rata Extension Offer or (ii) have guarantors that are not (or would not have been required to become) guarantors with respect to the Class of Revolving Facility Commitments subject to such Pro Rata Extension Offer,

(iv) for the avoidance of doubt, no Extended Revolving Facility Commitment shall be secured by any asset of the Borrower and its subsidiaries other than the Collateral securing the Class of Revolving Facility Commitments subject to such Pro Rata Extension Offer,

(v) [reserved],

(vi) if the Revolving Facility Commitments being extended were subordinated to any Obligations, such Extended Revolving Facility Commitments shall be subordinated to such Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Revolving Facility Commitments being extended (as determined by the Borrower in good faith), and if any of the Guarantees with respect to the Revolving Facility Commitments, being extended were subordinated to any Obligations, the Guarantees of the Extended Revolving Facility Commitments, shall be subordinated to the Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Revolving Facility Commitments being extended (as determined by the Borrower in good faith), and

(vii) for the avoidance of doubt, no Extended Revolving Facility Commitments shall rank senior to any Obligations in right of payment or with respect to lien priority.

Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment shall be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. The Administrative Agent and the Collateral Agent shall execute, and shall have no liability for executing, upon request by the Borrower any amendment to this Agreement or other Loan Document to effect the provisions of this Section 2.22. If provided in any Extension Amendment with respect to any Extended Revolving Facility Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(c) Upon the effectiveness of any such Extension, the Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.22),

(i) no Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment,

(ii) any Extending Lender may extend all or any portion of its Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Revolving Facility Commitment),

(iii) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Revolving Facility Commitment implemented thereby,

(iv) all Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Obligations secured by Other First Liens),

(v) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto,

(vi) there shall be no borrower (other than the Borrower) in respect of any such Extended Revolving Facility Commitments and no guarantors (other than the Guarantors) in respect of any such Extended Revolving Facility Commitments, and

(vii) Extended Revolving Facility Commitments shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral securing the Revolving Facility being extended.

(e) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.23. Refinancing Amendments.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional Facilities (each, a “Replacement Revolving Facility”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

(i) after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, no Event of Default pursuant to clause (b), (c), (h) or (i) of Section 7.01 shall have occurred and be continuing and the representations and warranties of the Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith;

(iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Maturity Date for the Revolving Facility Commitments being replaced;

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility Commitments) shall be substantially similar to, or (as determined by the Borrower in good faith) no more restrictive, taken as a whole, to the Borrower and its Subsidiaries than, those applicable to the Revolving Facility Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent);

(v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility;

(vi) Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral securing the Revolving Facility Commitments being replaced;

(vii) (x) if the applicable Revolving Facility Commitments being replaced by the Replacement Revolving Facility Commitments were subordinated to any Obligations, such Replacement Revolving Facility Commitments shall be subordinated to such Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Revolving Facility Commitments being replaced (as determined by the Borrower in good faith), and (y) if any of the Guarantees with respect to the Revolving Facility Commitments being replaced by such Replacement Revolving Facility Commitments were subordinated to the Obligations, the Guarantees of the Replacement Revolving Facility Commitments shall be subordinated to the Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Revolving Facility Commitments being replaced (as determined by the Borrower in good faith), and

(viii) for the avoidance of doubt, no Replacement Revolving Facility Commitments shall rank senior to any Obligations in right of payment or with respect to lien priority.

(b) Solely to the extent that an Issuing Bank is not a replacement issuing bank, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank, in its sole discretion. The Borrower agrees to reimburse each Issuing Bank in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(c) The Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments (subject to receipt of any consents that would be required for an assignment of Revolving Facility Commitments to such person pursuant to Section 9.04); provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(d) The Borrower and each Lender providing the applicable Replacement Revolving Facility Commitments shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Replacement Revolving Facility Commitments. For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) no Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) this Agreement shall impose no condition to any incurrence of any Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clause (a) above, and (iii) all Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the other Loan Obligations.

Section 2.24. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders”, or “Required Lenders”, as applicable, and Section 9.08.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder,

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder,

(C) third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j),

(D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent,

(E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j),

(F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement,

(G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to such redirection.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and, except as provided in clause (C) below, the Borrower shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit under any Revolving Facility shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments under such Revolving Facility (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender under such Revolving Facility to exceed such Non-Defaulting Lender’s Revolving Facility Commitment under such Revolving Facility. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the (i) Administrative Agent or (ii) any Issuing Bank, as applicable (with a copy to the Administrative Agent), Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the Non-Defaulting Lenders as a result of such purchase) that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the Closing Date and the date of each subsequent Credit Event, the Borrower represents and warrants to the Lenders and the Issuing Banks that:

Section 3.01. Organization; Powers. The Borrower and each of the Subsidiaries which is a Loan Party or a Significant Subsidiary (a) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to the Borrower), clause (b) (other than with respect to the Borrower) and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party and (with respect to the Borrower) the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to such Loan Party, (B) the Organization Documents of such Loan Party, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to such Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Loan Parties, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each other Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Borrower and each such other Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) [reserved], (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to perfect Liens created by the Security Documents.

Section 3.05. Financial Statements. The audited consolidated balance sheets and the statements of operations, stockholders’ equity, and cash flows for the Borrower and its consolidated subsidiaries as of and for each fiscal year of the Borrower in the three-fiscal year period ended on December 31, 2025, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein.

Section 3.06. No Material Adverse Effect. Since December 31, 2025, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Title to Properties; Possession Under Leases. Each of the Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, to the knowledge of the Borrower, free and clear of all Liens except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower (other than any Immaterial Subsidiary) and, as to each such subsidiary, the percentage of the Equity Interests of such subsidiary owned by the Borrower or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Borrower or any of its Subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2025. There have been no developments in any such matter disclosed in the Annual Report described above which would reasonably be expected, individually or in the aggregate with any such other matters or any additional actions, suits, proceedings or investigations, to result in a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations. No part of the proceeds of any Loans or any Letter of Credit will be used by the Borrower and its Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

Section 3.11. Investment Company Act. None of the Borrower or any of the other Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12. Use of Proceeds.

(a) The Borrower will use the proceeds of the Revolving Facility Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for working capital purposes, capital expenditures, Permitted Business Acquisitions, Dispositions permitted hereunder, dividends, distributions and other similar payments permitted hereunder and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit).

(b) [Reserved].

(c) The Borrower will use the proceeds of any Incremental Loans (other than to the extent set forth in the definition of Incremental Amount) solely for general corporate purposes (including, without limitation, for working capital purposes, capital expenditures, Permitted Business Acquisitions, Dispositions permitted hereunder, dividends, distributions and other similar payments permitted hereunder) of the Borrower and its Subsidiaries or as otherwise required pursuant to Section 2.21.

Section 3.13. Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments due and payable by it (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and, to the extent such Taxes are due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings.

Section 3.14. No Material Misstatements.

(a) All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and the other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and other forward looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such Projections and forward looking information were furnished to the Lenders (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized).

Section 3.15. Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) none of the Borrower, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is insolvent or has been terminated within the meaning of Title IV of ERISA. The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code, (3) an entity deemed to hold “plan assets” of any such employee benefit plans, plans or accounts for purposes of ERISA or the Code or (4) a “governmental plan” within the meaning of ERISA.

Section 3.16. Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (b) each of the Borrower and its Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 3.16, no Hazardous Material is located at, on or under any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental

Laws or Environmental Permits, (d) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrower or any of the Subsidiaries of any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17. Security Documents.

(a) Each Security Document is effective to create in favor of the Collateral Agent or the LVLT Collateral Agent, as applicable (in each case, for the benefit of the Secured Parties), a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreement and the LVLT Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent or the LVLT Collateral Agent, as applicable, and in the case of the other Collateral described in the Collateral Agreement and the LVLT Collateral Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent or the LVLT Collateral Agent, as applicable (in each case, for the benefit of the Secured Parties), shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b) When the Collateral Agreement and the LVLT Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent or the LVLT Collateral Agent, as applicable (in each case, for the benefit of the Secured Parties), shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) [Reserved].

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18. Solvency. Immediately after giving effect to the making of each Loan on the Closing Date and the application of the proceeds of such Loans on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.19. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.

Section 3.20. Insurance. Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of any Loan Party as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.21. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that is used or held for use or is otherwise reasonably necessary in the operation of their respective businesses, (b) to the knowledge of the Borrower, neither it nor any Subsidiary is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any person and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Borrower and its Subsidiaries is pending or, to the knowledge of the Borrower, threatened and (ii) to the knowledge of the Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.22. Communications and Regulatory Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the business of each Loan Party is being conducted in compliance with the Telecommunications Laws, (ii) each Loan Party possess all registrations, licenses, authorizations, and certifications issued by the FCC and the State PUCs necessary to conduct their respective businesses as currently conducted and (iii) all FCC Licenses and State PUC Licenses required for the operations of each Loan Party is in full force and effect.

(b) To the best of the Borrower’s knowledge, there is no proceeding being conducted or threatened by any Governmental Authority, which would reasonably be expected to cause the termination, suspension, cancellation, or nonrenewal of any of the FCC Licenses or the State PUC Licenses, or the imposition of any penalty or fine by any Governmental Authority with respect to any of the FCC Licenses or the State PUC Licenses, in each case which would reasonably be expected to have a Material Adverse Effect.

(c) There is no (i) outstanding decree, decision, judgment, or order that has been issued by the FCC or a State PUC against the Loan Parties, the FCC Licenses, or the State PUC Licenses or (ii) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding pending or, to the best of the Borrower’s knowledge, threatened by or before the FCC or a State PUC against the Loan Parties, the FCC Licenses, or the State PUC Licenses that, in each case, would reasonably be expected to have a Material Adverse Effect.

(d) The Loan Parties each have filed with the FCC and State PUCs all necessary reports, documents, instruments, information, or applications required to be filed pursuant to the Telecommunications Laws and have paid all fees required to be paid pursuant to the Telecommunications Laws, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 3.23. USA PATRIOT Act. The Borrower and each of its Subsidiaries is in compliance in all material respects with the USA PATRIOT Act, and other applicable anti-money laundering laws.

Section 3.24. Anti-Corruption Laws and Sanctions. (a) Neither the Borrower nor any Subsidiary, nor any director or officer of the Borrower or any Subsidiary, nor, to the knowledge of the Borrower, any employee, agent or Affiliate of the Borrower or any Subsidiary of the Borrower is a Sanctioned Person or in violation of any Anti-Corruption Laws, (b) neither the Borrower nor any Subsidiary is located, organized or resident in a Sanctioned Country and (c) no part of the proceeds of the Loans and no Letter of Credit shall be used, directly or indirectly, in a manner that would result in a violation of Anti-Corruption Laws or Sanctions by any party hereto. The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, in all material respects, with Anti-Corruption Laws and applicable Sanctions.

Section 3.25. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01. Closing Date. The effectiveness of this Agreement is subject to the occurrence on or prior to the Closing Date of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from each of the Loan Parties, the Issuing Banks and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received counterparts of a joinder agreement to the LVLT Pari Passu Intercreditor Agreement.

(c) Subject to Section 5.10, the Administrative Agent shall have received counterparts of:

(i) the Lumen Guarantee Agreement from each Lumen Guarantor,

(ii) the QC Guarantee Agreement from each QC Guarantor,

(iii) the LVLT Guarantee Agreement from each LVLT Guarantor,

(iv) a joinder to the LVLT Collateral Agreement,

(v) the Collateral Agreement from each Lumen Collateral Guarantor,

(vi) a completed Perfection Certificate with respect to each Collateral Guarantor, together with all attachments contemplated thereby, and

(vii) UCC, tax and judgement lien search results and searches from the United States Patent and Trademark Office and United States Copyright Office, in each case, covering the Loan Parties and dated as of a date reasonably near to the Closing Date.

(d) Subject to Sections 5.10 and 5.13 and the definition of “Collateral and Guarantee Requirement”, including post-closing periods set forth therein, all documents and instruments necessary to establish that the Collateral Agent or the LVLT Collateral Agent, as applicable, in each case, for the benefit of the Secured Parties, will have perfected security interests in the Collateral pursuant to the provisions of the Collateral and Guarantee Requirement that are to be satisfied on the Closing Date shall have been delivered and, if applicable, be in proper form for filing as of the Closing Date.

(e) The Administrative Agent shall have received a customary certificate of the Secretary or Assistant Secretary or similar officer or director of the Borrower and each other Loan Party dated the Closing Date:

(i) attaching (x) copies of Organization Documents of such Loan Party as in effect as of the Closing Date and at all times since a date on or prior to the date of the resolutions described in the following clause (y) and (y) resolutions adopted by the applicable board of directors or equivalent governing body of each such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the performance of its obligations hereunder and thereunder;

(ii) attaching a certificate as to the good standing of each Loan Party as of a recent date from the Secretary of State (or other similar official) of the jurisdiction of incorporation, organization or existence of such Loan Party (to the extent such concept exists in the applicable jurisdiction); and

(iii) certifying as to the incumbency and specimen signature of each officer or director of each Loan Party executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(f) The Administrative Agent shall have received, on behalf of itself and the Lenders, a customary written opinion of (i) Latham & Watkins LLP, as special New York counsel for the Loan Parties, (ii) Gordon Rees Scully Mansukhani, LLP, as Colorado and Louisiana counsel for the Loan Parties and (iii) Wilkinson Barker Knauer, LLP, as regulatory counsel for the Loan Parties, in each case, (x) dated the Closing Date and (y) addressed to the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date.

(g) The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of the Borrower confirming the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the transactions on the Closing Date.

(h) The Administrative Agent, the Lenders, the Arrangers and the Co-Documentation Agents shall have each received all fees payable thereto by the Loan Parties on or prior to the Closing Date, and to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Loan Parties hereunder under any engagement letter, fee letter or under any Loan Document on or prior to the Closing Date.

(i) The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and information related to the Loan Parties mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and a Beneficial Ownership Certification in relation to the Borrower and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to the extent such information has been requested not less than ten (10) Business Days prior to the Closing Date.

(j) At the time of and immediately after giving effect to the Transactions, no Event of Default or Default shall have occurred and be continuing.

(k) Since December 31, 2025, no Material Adverse Effect shall have occurred.

(l) The representations and warranties of the Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on the Closing Date.

(m) Subject to Sections 5.10 and 5.13, the Collateral and Guarantee Requirement shall be satisfied.

(n) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower confirming the satisfaction of the conditions set forth in paragraphs (j), (k) and (l) above.

(o) The Existing Credit Agreement Refinancing shall have been consummated, and all commitments under the Existing Credit Agreement shall have been terminated, substantially simultaneously with the establishment of the Revolving Facility on the Closing Date.

Section 4.02. [Reserved].

Section 4.03. Subsequent Credit Events. Each Credit Event after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions on the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties of the Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c) At the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender and each Issuing Bank that from and after the Closing Date until the Termination Date, unless with the written consent of the requisite Lenders in accordance with Section 9.08, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01. Existence; Business and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of any such Subsidiary (to the extent they exceed estimated liabilities of such Subsidiary) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that (x) Guarantors may not be liquidated into Subsidiaries that are not Loan Parties, and (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (as determined by the Borrower in good faith), and, subject to Section 5.13, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other assets which do not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure (as reasonably determined by the Borrower).

(b) Except as the Collateral Agent may agree in its reasonable discretion, the Borrower shall use commercially reasonable efforts to:

(i) cause all such property and casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable/mortgagee endorsement (as applicable), in form and substance reasonably satisfactory to the Collateral Agent;

(ii) deliver a certificate of an insurance broker to the Collateral Agent;

(iii) cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; and

(iv) deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c) [Reserved].

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties, agents and employees for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03. Taxes. Pay its obligations in respect of all Tax liabilities and similar assessments and governmental charges, before the same shall become delinquent or in default, except where (a) the Borrower or a Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP and, to the extent due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04. Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified (or contain a like qualification, exception or matter of emphasis) as to scope of audit or as to the status of the

Borrower as a going concern other than with respect to or resulting from an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein and are delivered within the time period specified above);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of certain footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein and are delivered within the time period specified above);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that to the knowledge of such Financial Officer no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenants;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;

(e) within 90 days after the beginning of each fiscal year that commences after the Closing Date (commencing with a Budget for the fiscal year ending December 31, 2026), a consolidated annual budget for such fiscal year consisting of consolidated statements of projected cash flow and projected income of the Borrower and its Subsidiaries (collectively, the “Budget”), which Budget shall (1) include details reasonably determined by the Borrower with the categories as mutually agreed between the Administrative Agent and the Borrower as of the date hereof and (2) in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof; provided that the Budget shall not be distributed to Public Lenders;

(f) concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (f) (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable);

(g) in connection with the incurrence of Indebtedness pursuant to Section 6.01(b) or (v)(1) in reliance on the Priority Leverage Ratio, a Financial Officer of the Borrower shall deliver to the Administrative Agent a certificate setting forth computations in detail reasonably satisfactory to the Administrative Agent and the Borrower demonstrating compliance with the Priority Leverage Ratio and the Total Net Leverage Ratio set forth in Section 6.12(a); and

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request, except to the extent that the provision of any such information would breach any law or contract to which the Borrower or a Subsidiary is a party.

The Borrower hereby acknowledges that (x) the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (y) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such persons’ securities. The Borrower hereby agrees that (u) any Borrower Materials provided in accordance with Section 5.04(g) shall not be distributed to Public Lenders, (v) the Budget shall not be distributed to Public Lenders, (w) the Borrower Materials that are to be distributed to the Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws, (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) [reserved]; and

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, the USA PATRIOT Act, Anti-Corruption Laws, applicable Sanctions and other applicable anti-money laundering laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09 or laws related to Taxes, which are the subject of Section 5.03. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, in all material respects, with Anti-Corruption Laws and applicable Sanctions.

Section 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract; provided, that nothing in this Section 5.07 shall prevent the Borrower from discontinuing the maintenance of any of such properties if such discontinuance is, in the reasonable good faith judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary of the Borrower and not disadvantageous in any material respect to the Lenders.

Section 5.08. Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Sections 3.12 and 3.24.

Section 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent or the LVLT Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent or the LVLT Collateral Agent, as applicable, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent or the LVLT Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (other than Real Property) is acquired by any Lumen Collateral Guarantor after the Closing Date or owned by an entity at the time it becomes a Lumen Collateral Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to a perfected Lien pursuant to such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), such Lumen Collateral Guarantor will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted

Liens) securing the Obligations by, and take, and cause the Collateral Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to clause (l) of this Section 5.10 and the definition of “Excluded Property”.

(c) [Reserved].

(d) If any additional direct or indirect Subsidiary of the Borrower (other than an Excluded Subsidiary with respect to all of the Obligations under this Agreement) is formed, acquired or ceases to constitute an Excluded Subsidiary or, solely in the case of an Exempted Subsidiary, guarantees or otherwise becomes obligated with respect to the LVLT Secured Debt and any Refinancing Indebtedness in respect thereof, in each case, following the Closing Date, within thirty (30) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Administrative Agent thereof and, within forty-five (45) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Administrative Agent may agree in its reasonable discretion), cause such Subsidiary to become a Collateral Guarantor (or, in the case of any Subsidiary of QC or QCF, to become a Guarantor) and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Collateral Guarantor, subject to clauses (g), (i), (j) and (l) of this Section 5.10. Notwithstanding anything to the contrary herein or in any other Loan Document,

(i) in no circumstance shall an Excluded Subsidiary with respect to all of the Obligations under this Agreement become a Guarantor unless, solely with respect to Domestic Subsidiaries, designated as a Guarantor by the Borrower in its sole discretion (in which case such Subsidiary shall comply with the requirements of this clause (d) as if it were not an Excluded Subsidiary)

(ii) in no circumstance shall QC, QCF and their respective Subsidiaries be required to become Collateral Guarantors,

(iii) in no circumstances shall any Exempted Subsidiary become a guarantor in any respect other than pursuant to the LVLT Limited Guarantee, and

(iv) an Exempted Subsidiary shall not be required to be a LVLT Guarantor if such Exempted Subsidiary is neither an obligor nor a guarantor with respect to any LVLT Secured Debt.

(e) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days following such change (or such longer period as the Collateral Agent may agree in its reasonable discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing for the benefit of the Secured Parties.

(f) If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any (x) Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary and (y) redomestication of any Subsidiary, in each case, being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of a Collateral Guarantor, within thirty (30) days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within sixty (60) days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to clauses (h) and (i) of this Section 5.10 and the definition of “Excluded Property.”

(g) Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to Excluded Property.

(h) Solely for the benefit of the Revolving Facility, the Borrower will endeavor, and cause each Regulated LVLT Grantor Subsidiary and each Regulated LVLT Guarantor Subsidiary to endeavor, in good faith using commercially reasonable efforts to (i) (A) cause the LVLT Collateral Permit Condition to be satisfied with respect to such Regulated LVLT Grantor Subsidiary and (B) cause the LVLT Guarantee Permit Condition to be satisfied with respect to such Regulated LVLT Guarantor Subsidiary, in each case at the earliest practicable date and (ii) obtain the material (as determined in good faith by the Borrower) authorizations and consents of federal and state Governmental Authorities required to cause any Subsidiary to become a LVLT Guarantor and a LVLT Collateral Guarantor as required by this Section 5.10 and the Collateral and Guarantee Requirement.

(i) For purposes of this Section 5.10, the requirement that the Borrower use “commercially reasonable efforts” shall not be deemed to require it to make material payments in excess of normal fees and costs to or at the direction of Governmental Authorities or to change the manner in which it conducts its business in any respect that the management of the Borrower shall determine in good faith to be materially adverse or materially burdensome.

(j) Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower shall have the right, at any time, to designate an Excluded Subsidiary that is a Domestic Subsidiary as a Guarantor and Collateral Guarantor (and to subsequently release such Guarantee in accordance with Section 9.18(b)); provided, that in no circumstance shall an Excluded Subsidiary become a Guarantor or Collateral Guarantor unless designated as a Guarantor or Collateral Guarantor, as applicable, by the Borrower in its sole discretion.

(k) [reserved].

(l) Notwithstanding anything herein to the contrary herein, (x) the Collateral Agent may grant extensions of time or waiver or modification of the requirement for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Collateral Guarantors on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times required by this Agreement or the other Loan Documents and (y) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents.

(m) [Reserved].

(n) Solely with respect to any Exempted Subsidiary, to the extent such Exempted Subsidiary is required to become a LVLT Collateral Guarantor, such Exempted Subsidiary will provide the same Liens on and security interests in Collateral (as defined in the LVLT Credit Agreement) as provided under the LVLT Security Documents to the LVLT Collateral Agent for the benefit of the applicable Secured Parties.

Section 5.11. Ratings. Use commercially reasonable efforts to obtain within sixty (60) days following the Closing Date and to maintain public corporate credit ratings and corporate family ratings from Moody’s and S&P in respect of the Borrower; provided, that in each case, that the Borrower and its subsidiaries shall not be required to obtain or maintain any specific rating.

Section 5.12. Restricted and Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.

Section 5.13. Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.13 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender and each Issuing Bank that from the Closing Date until the Termination Date, unless with the written consent of the requisite Lenders in accordance with Section 9.08, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness, including Capitalized Lease Obligations, existing or committed on the Closing Date (other than Indebtedness described in Sections 6.01(b), (t), (u) and (w) below); provided that any such Indebtedness that is owed to any person other than the Borrower and/or one or more of its Subsidiaries in an aggregate amount in excess of $25,000,000 shall be set forth in Schedule 6.01(a) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) Indebtedness created hereunder (including pursuant to Section 2.21, Section 2.22 or Section 2.23) and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) subject to Section 6.08 and Section 6.04, Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that

(i) (A) any Indebtedness owed by any Subsidiary that is not a Lumen Guarantor to the Borrower or a Lumen Guarantor,

(B) any Indebtedness owed by any Subsidiary that is not a Lumen Collateral Guarantor to a Lumen Collateral Guarantor,

(C) any Indebtedness owed by any Subsidiary that is not a Lumen Guarantor or a QC Guarantor to a QC Guarantor,

(D) any Indebtedness owed by any Subsidiary that is not a Lumen Guarantor or a LVLT Guarantor to a LVLT Guarantor, and

(ii) (A) Indebtedness owed by the Borrower or a Lumen Collateral Guarantor to any Subsidiary that is not a Lumen Collateral Guarantor,

(B) Indebtedness owed by a Lumen Guarantor or a QC Guarantor to a Subsidiary that is not a Lumen Guarantor or a QC Guarantor,

(C) Indebtedness owed by a LVLT Guarantor to a Subsidiary that is not a Guarantor and

(D) Indebtedness owed by any Guarantor to the Borrower,

in each case incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Obligations pursuant to the Subordinated Intercompany Note;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by any Loan Party in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement; provided, that

(w) Indebtedness acquired or assumed pursuant to this subclause (h)(i) shall be in existence prior to the respective merger or acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and

(x) after giving effect to the acquisition or assumption of such Indebtedness, the Borrower shall be in compliance with the Financial Covenants, calculated on a Pro Forma Basis for the then most recently ended Test Period; and

(ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) Capitalized Lease Obligations (and any Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal amount outstanding pursuant to this Section 6.01(i) not to exceed the greater of (x) $500,000,000 and (y) 15.0% of Pro Forma LTM EBITDA, measured at the time of incurrence, creation or assumption (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(j) mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of fixed or capital assets or any Telecommunications/IS Assets in order to finance such acquisition, lease, construction, repair, replacement or improvement (whether through the direct purchase of property or the Equity Interests of any person owning such property) (and any Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal amount outstanding that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(j), would not exceed the greater of (x) $500,000,000 and (y) 15.0% of Pro Forma LTM EBITDA, measured when incurred, created or assumed (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(k) prior to the deadline for repayment of the LVLT Intercompany Loan in Schedule 5.13, Indebtedness in an aggregate principal amount outstanding under the LVLT Intercompany Loan made by LVLT Financing to the Borrower not to exceed $1,200,000,000 minus any mandatory prepayments thereof minus any voluntary prepayments thereof made in cash;

(l) Indebtedness of the Borrower or any Subsidiary (including, for the avoidance of doubt, any Guarantees thereof) in an aggregate principal amount not to exceed the greater of (x) $1,000,000,000 and (y) 30.0% of Pro Forma LTM EBITDA (measured when incurred, created or assumed) at any time outstanding;

(m) (x) Guarantees permitted by Section 6.04 and (y) unsecured Guarantees by the Borrower of the QC 56/57 Notes and the LVLT Secured Debt;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with any Permitted Business Acquisition or similar Investment or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) (i) Permitted Junior Debt and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q) obligations in respect of Cash Management Agreements in the ordinary course of business;

(r) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or any Subsidiary incurred in the ordinary course of business;

(t) Indebtedness incurred in the ordinary course under the LVLT Intercompany Revolving Loan, as amended, restated, amended and restated, supplemented or otherwise modified, in an aggregate principal amount not to exceed the committed amount under the LVLT Intercompany Revolving Loan as in effect on the Closing Date (which, for the avoidance of doubt, is $1,825,000,000); provided that:

(i) such Indebtedness is subordinated in right of payment to the Obligations pursuant to the Subordinated Intercompany Note or otherwise on terms reasonably acceptable to the Administrative Agent, and

(ii) any amendments, replacements or modifications thereto are not materially adverse to the Lenders (it being understood that (1) an increase the aggregate amount of commitments thereunder is deemed to be materially adverse to the Lenders, (2) an extension of maturity of such LVLT Intercompany Revolving Loan is deemed not to be materially adverse to the Lenders and (3) an amendment of a term and/or removal of a provision therein that is more favorable to the Borrower is deemed not to be materially adverse to the Lenders);

(u) (i) Indebtedness existing on the Closing Date and set forth on Schedule 6.01(u) hereto, in each case, in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(v) (1) Indebtedness issued by the Borrower (and, for the avoidance of doubt, the Guarantee thereof by any Lumen Guarantor or any QC Guarantor) (which may be unsecured or secured on a junior lien basis or a pari passu basis with the Liens securing the Obligations) (the “Incremental Equivalent Debt”); provided that

(i) no Event of Default pursuant to clause (b), (c), (h) or (i) of Section 7.01 shall have occurred and be continuing or would exist after giving effect to such Indebtedness,

(ii) such Incremental Equivalent Debt:

(A) shall have no borrower or issuer (other than the Borrower) or guarantor (other than the Lumen Guarantors or the QC Guarantors),

(B) shall not be secured by any assets other than the Lumen Collateral,

(C) shall not rank senior to any Obligations in right of payment or with respect to lien priority,

(D) such Incremental Equivalent Debt shall not be subject to any maturity (except with respect to Permitted Earlier Maturity Debt), mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss (or from the proceeds of an equity offering or Permitted Refinancing Indebtedness) and a customary acceleration right after an event of default) prior to the then Latest Maturity Date,

(E) other than Permitted Earlier Maturity Debt, shall have a final maturity no earlier than the Latest Maturity Date in effect at the date of incurrence of such Incremental Equivalent Debt (provided that such Incremental Equivalent Debt may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (F)), and

(F) shall be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable;

(iii) such Incremental Equivalent Debt shall have terms and conditions (other than (x) pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) that in the good faith judgment of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents;

(iv) after giving effect to the incurrence of such Incremental Equivalent Debt, the aggregate principal amount of all Incremental Equivalent Debt (together with all Incremental Loans and Incremental Revolving Commitments shall not exceed the Incremental Amount; and

(v) the Borrower shall be in Pro Forma Compliance at the time of the incurrence of such Incremental Equivalent Debt; and

(2) any Permitted Refinancing Indebtedness incurred to Refinance such Incremental Equivalent Debt;

(w) (i) Indebtedness incurred by any Exempted Subsidiary not prohibited by Section 6.01 of the LVLT Credit Agreement as in effect on the Closing Date and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(x) Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.06;

(y) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with any Investment permitted hereunder;

(z) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(aa) any Qualified Receivable Facilities in an Outstanding Receivables Amount not to exceed the greater of (x) $500,000,000 and (y) 15.0% of Pro Forma LTM EBITDA (measured when incurred, created or assumed);

(bb) [reserved];

(cc) any Qualified Securitization Facilities and Qualified Digital Products Facilities in an aggregate principal amount outstanding at any time pursuant to this Section 6.01(cc) not to exceed the greater of (x) $500,000,000 and (y) 15.0% of Pro Forma LTM EBITDA (measured when incurred, created or assumed);

(dd) [Reserved];

(ee) [Reserved];

(ff) Indebtedness incurred by any Subsidiary of the Borrower that is not a Guarantor so long as immediately after giving effect to the incurrence of such Indebtedness, the Priority Leverage Ratio shall not be greater than 4.10 to 1.00 calculated on a Pro Forma Basis for the then most recently ended Test Period; and

(gg) all premiums (if any), interest (including post-petition interest and paid-in-kind interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ff) above.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable

Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01:

(i) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (ff) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02);

(ii) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (ff), the Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 (including, in the case of Indebtedness incurred on the same day, electing the order in which such Indebtedness shall be deemed incurred for purposes of computing the available amount under any category) and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01; and

(iii) at the option of the Borrower by written notice to the Administrative Agent, any Indebtedness and/or Lien incurred to finance a Limited Condition Transaction shall be deemed to have been incurred on the date of execution of the acquisition agreement, the declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the giving of the irrevocable notice of repayment or redemption, as applicable, related to such Limited Condition Transaction (and not at the time such Limited Condition Transaction is consummated) and the Total Leverage Ratio and/or the Priority Leverage Ratio shall be tested (x) in connection with such incurrence, as of the date of execution of the acquisition agreement, the declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the giving of the irrevocable notice of repayment or redemption, as applicable related to such Limited Condition Transaction was entered into, giving pro forma effect to such Limited Condition Transaction, to any such Indebtedness or Lien, and to all transactions in connection therewith and (y) in connection with any other incurrence after the date definitive acquisition agreement was entered into, the date of declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the date of giving of the irrevocable notice of repayment or redemption, as applicable related to such Limited Condition Transaction and prior to the earlier of the consummation of such Limited Condition Transaction or the termination of such definitive agreement or abandonment of such dividend, repayment or redemption prior to the incurrence (but not, for the avoidance of doubt, for purposes of determining the Applicable Margin or actual compliance with the Financial Covenants), both (i) on the basis set forth in clause (x) above and (ii) without giving effect to such Limited Condition Transaction or the incurrence of any such Indebtedness or Liens or the other transactions in connection therewith.

In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (x) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (y) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01 (or, for the avoidance of doubt, the incurrence of a Lien for purposes of Section 6.02).

For the avoidance of doubt, Permitted Refinancing Indebtedness (and all subsequent refinancings thereof with Permitted Refinancing Indebtedness) shall not increase the amount of Indebtedness that is permitted to be incurred pursuant to any provision of this Section 6.01 other than, in each case, as permitted by the definition of Permitted Refinancing Indebtedness with respect to each such incurrence of Permitted Refinancing Indebtedness.

Notwithstanding anything to the contrary herein or in any other Loan Document,

(A) any Indebtedness (including all intercompany loans and Guarantees of Indebtedness) incurred after the Closing Date owed by the Borrower or a Guarantor to the Borrower or a Subsidiary shall be subordinated in right of payment to the Obligations pursuant to the Subordinated Intercompany Note or other payment subordination provisions reasonably satisfactory to the Administrative Agent (this clause (A), the “Double-Dip Provision”); provided that this Double-Dip Provision shall not apply to unsecured Guarantees by the Borrower of the QC 56/57 Notes and the LVLT Secured Debt pursuant to Section 6.01(m)(y);

(B) [reserved];

(C) [reserved];

(D) a LVLT Qualified Digital Products Facility (and, for the avoidance of doubt, a Qualified Digital Products Facility that is also a LVLT Qualified Digital Products Facility) shall only be permitted under Section 6.01(cc) to the extent (x) the Borrower, a Lumen Guarantor and/or a QC Guarantor owns a percentage of the Equity Interests of the applicable LVLT Digital Products Subsidiary that corresponds to the SPE Relevant Assets Percentage with respect to such LVLT Qualified Digital Products Facility and (y) all distributions by the applicable LVLT Digital Products Subsidiary are made ratably based on the percentage of Equity Interests of the applicable LVLT Digital Products Subsidiary owned by the Borrower, the Lumen Guarantor and/or the QC Guarantor, as applicable, and the Exempted Subsidiary; and

(E) a LVLT Qualified Securitization Facility (and, for the avoidance of doubt, a Qualified Securitization Facility that is also a LVLT Qualified Securitization Facility) shall only be permitted under Section 6.01(cc) to the extent (x) the Borrower, a Lumen Guarantor and/or a QC Guarantor owns a percentage of the Equity Interests of the applicable LVLT Securitization Subsidiary that corresponds to the SPE Relevant Assets Percentage with respect to such LVLT Qualified Securitization Facility and (y) all distributions by the applicable LVLT Securitization Subsidiary are made ratably based on the percentage of Equity Interests of the applicable LVLT Securitization Subsidiary owned by the Borrower, the Lumen Guarantor and/or the QC Guarantor, as applicable, and the Exempted Subsidiary.

Section 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $25,000,000, set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements);

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that

(i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and

(ii) such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Borrower or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and Permitted Refinancing Indebtedness in respect thereof));

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.03;

(e) Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Sections 6.01(i) and 6.01(j); provided, that such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(j) (i) Liens incurred by any Exempted Subsidiary not prohibited by Section 6.02 of the LVLT Credit Agreement as in effect on the Closing Date and (ii) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured pursuant to the foregoing clause (j)(i);

(k) non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Borrower or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds related to transactions not otherwise prohibited by the terms of this Agreement or (v) in favor of credit card companies pursuant to agreements therewith;

(o) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property or Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations in respect of Indebtedness of any Subsidiary that is not a Loan Party permitted under Section 6.01;

(t) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of their Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x) Liens (i) on Equity Interests in joint ventures that are not Subsidiaries (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries securing obligations solely of the Unrestricted Subsidiaries;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) [reserved];

(aa) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc) Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of the Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;

(dd) Liens on cash or Permitted Investments securing Hedging Agreements entered into for non-speculative purposes in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff) Subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Borrower or any Subsidiary;

(gg) Liens on Collateral that are Other First Liens or Junior Liens, so long as such Other First Liens or Junior Liens secure Indebtedness permitted by Section 6.01(b) or Section 6.01(v) and such Liens are subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable;

(hh) liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of business;

(ii) with respect to any Real Property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries;

(jj) Liens (i) incidental to the conduct of the Borrower’s and its Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of the Borrower or a Subsidiary of the Borrower, and which do not in the aggregate materially detract from the value of the Borrower’s and its Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business and (ii) with respect to property or assets of the Borrower or any Subsidiary, securing obligations (which may constitute Indebtedness) in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (jj)(ii), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of (x) $500,000,000 and (y) 15.0% of Pro Forma LTM EBITDA;

(kk) Liens on Collateral that are Junior Liens, so long as such Junior Liens secure Indebtedness permitted by Section 6.01(p) and such Liens are subject to a Permitted Junior Intercreditor Agreement; and

(ll) (i) Liens (including precautionary lien filings) in respect of the Disposition of Receivables and related assets, and Liens granted with respect to such assets by the relevant Receivables Subsidiary, in connection with any Qualified Receivable Facility permitted by Section 6.01(aa),

(ii) Liens (including precautionary lien filings) in respect of the Disposition of Securitization Assets, and Liens granted with respect to such Securitization Assets by the relevant Securitization Subsidiary, in connection with any Qualified Securitization Facility permitted by Section 6.01(cc), and

(iii) Liens (including precautionary lien filings) in respect of the Disposition of Digital Products, and Liens granted with respect to such assets by the relevant Digital Products Subsidiary, in connection with any Qualified Digital Products Facility permitted by Section 6.01(cc).

For purposes of determining compliance with this Section 6.02, (x) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Section 6.02(a) through (ll) but may be permitted in part under any combination thereof and (y) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Section 6.02(a) through (ll), the Borrower may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 (including, in the case of Lien incurred on the same day, electing the order in which such Lien shall be deemed incurred for purposes of computing the available amount under any category) and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Section 6.03. [Reserved].

Section 6.04. Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans, capital contributions or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) Investments in respect of (x) intercompany liabilities incurred in connection with payroll, cash management, purchasing, insurance, tax, licensing, management, technology and accounting operations of the Borrower and its Subsidiaries and (y) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms), in each case of clauses (x) and (y), made in the ordinary course of business or consistent with industry practices;

(b) Investments by the Borrower or any of the Borrower’s Subsidiaries in the Borrower or any Subsidiary; provided that the aggregate amount of outstanding Non-Guarantor Investments made pursuant to this clause (b), together with the aggregate amount of all outstanding Non-Guarantor Permitted Business Acquisition Investments, shall not exceed the Shared Non-Guarantor Investment Cap;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05 to a person that is not the Borrower, a Subsidiary thereof or any Affiliate of the foregoing;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $25,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Borrower;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements permitted under Section 6.01(c);

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), (dd) and (hh);

(j) Investments by the Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $500,000,000 and (y) 15.0% of Pro Forma LTM EBITDA; provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j);

(k) Investments constituting Permitted Business Acquisitions; provided, that the aggregate amount of all outstanding Non-Guarantor Permitted Business Acquisition Investments, together with the aggregate amount of all outstanding Non-Guarantor Investments, shall not exceed the Shared Non-Guarantor Investment Cap;

(l) (i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default and (ii) Investments in connection with tax planning and related transactions in the ordinary course of business that do not result in the release of any Guarantor or any material portion of the Collateral;

(m) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n) acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (e), (f), (g), (h), (i), (j) or (k) of the definition thereof, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(q) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r) [reserved];

(s) (i) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary and (ii) Investments in connection with implementation costs associated with Foreign Subsidiaries in the ordinary course of business that do not result in the release of any Guarantor or any material portion of the Collateral;

(t) Investments by the Borrower and the Subsidiaries, if the Borrower or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u) [reserved];

(v) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;

(w) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights, or licenses or sublicenses of Intellectual Property, in each case, in the ordinary course of business;

(x) any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with its customary practices of portfolio management;

(y) additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, the Total Leverage Ratio on a Pro Forma Basis is not greater than 4.00 to 1.00;

(z) Investments in connection with (i) any Qualified Receivable Facility permitted under Section 6.01(aa) and (ii) any Qualified Securitization Facility or Qualified Digital Products Facility permitted under Section 6.01(cc);

(aa) Investments made by any Exempted Subsidiary not prohibited by Section 6.04 of the LVLT Credit Agreement as in effect on the Closing Date;

(bb) [reserved];

(cc) cash Investments by the Borrower or any Lumen Guarantor in any Subsidiary that is not a Lumen Guarantor not to exceed the aggregate amount of cash actually received by the Borrower or any Lumen Guarantor after the Closing Date from any dividends or other distributions (in each case excluding amounts attributable to the proceeds of Indebtedness) by any Subsidiary that is not a Guarantor; provided, that the proceeds of such Investments are only used to finance scheduled debt service, working capital and capital expenditures of such Subsidiary that is not a Guarantor, in each case, in the ordinary course of business; and

(dd) bona fide Investments of Digital Product Assets in (i) Unrestricted Subsidiaries, (ii) joint ventures that are minority-owned by the Borrower or a Restricted Subsidiary or (iii) a Digital Products Subsidiary in an aggregate amount under this clause (dd) not to exceed the greater of (x) $850,000,000 and (y) 25.0% of Pro Forma LTM EBITDA.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (dd) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (dd), the Borrower may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(h).

Notwithstanding anything to the contrary in this Agreement, no QC Newco shall be permitted to Dispose, transfer, assign, contribute or advance any of its assets to QC or any Subsidiary of QC that guarantees (or is required to guarantee) any Existing QC Debt except in the ordinary course of business or to the extent not materially adverse to the Lenders. Notwithstanding anything to the contrary in this Agreement, the Borrower and its Subsidiaries shall not be permitted to Dispose, transfer, assign, contribute or advance QC, any Subsidiary of QC or all or substantially all of the assets of QC and/or of any Subsidiary of QC to any Exempted Subsidiary.

The amount of any Investment made other than in the form of cash, Permitted Investments or other cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory or equipment, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset, (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property and (iv) the Disposition of Permitted Investments, in each case pursuant to this clause (a) (as determined in good faith by the Borrower), by the Borrower or any Subsidiary in the ordinary course of business or, with respect to operating leases, otherwise for Fair Market Value on market terms;

(b) any of the following actions:

(i) the merger, amalgamation or consolidation of any Subsidiary with or into the Borrower in a transaction in which the Borrower is the survivor and no person other than the Borrower receives any consideration (unless otherwise permitted by Section 6.04),

(ii) the merger, amalgamation or consolidation of any Subsidiary with or into any Lumen Guarantor in a transaction in which the surviving or resulting entity is or becomes a Lumen Guarantor and no person other than the Borrower or a Lumen Guarantor receives any consideration (unless otherwise permitted by Section 6.04),

(iii) the merger, amalgamation or consolidation of

(A) any Subsidiary that is not a Guarantor with or into any other Subsidiary that is not a Guarantor and not an Exempted Subsidiary,

(B) any QC Guarantor with or into any other QC Guarantor or Lumen Guarantor,

(C) any LVLT Guarantor with or into any other LVLT Guarantor or Lumen Guarantor,

(D) any Exempted Subsidiary that is not a LVLT Guarantor into any other Exempted Subsidiary, and

(E) any Subsidiary that is not a Guarantor into any QC Guarantor or any Lumen Guarantor,

(iv) the liquidation or dissolution or change in form of entity of any Subsidiary (the “Subject Subsidiary”) if

(x) the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders,

(y) the same meets the requirements contained in the proviso to Section 5.01(a), and

(z) (1) if the Subject Subsidiary is a Lumen Collateral Guarantor, the assets are transferred to a Lumen Collateral Guarantor,

(2) if the Subject Subsidiary is a Lumen Guarantor, the assets are transferred to a Lumen Guarantor,

(3) if the Subject Subsidiary is a QC Guarantor, the assets are transferred to a Lumen Guarantor or a QC Guarantor,

(4) if the Subject Subsidiary is a LVLT Collateral Guarantor, the assets are transferred to a Collateral Guarantor and

(5) if the Subject Subsidiary is a LVLT Guarantor, the assets are transferred to a Guarantor,

(v) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04 (other than Section 6.04(m)(ii))), which shall be:

(A) a Lumen Collateral Guarantor if the merging, amalgamating or consolidating Subsidiary was a Lumen Collateral Guarantor,

(B) a Lumen Guarantor if the merging, amalgamating or consolidating Subsidiary was a Lumen Guarantor,

(C) a Lumen Guarantor or a QC Guarantor if the merging, amalgamating or consolidating Subsidiary was a QC Guarantor,

(D) a Collateral Guarantor if the merging, amalgamating or consolidating Subsidiary was a LVLT Collateral Guarantor or

(E) a Guarantor if the merging, amalgamating or consolidating Subsidiary was a LVLT Guarantor and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or

(vi) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c) Dispositions to the Borrower or a Subsidiary of the Borrower; provided that the aggregate amount of Dispositions

(i) by the Borrower to any Subsidiary that is not a Lumen Guarantor or a QC Guarantor,

(ii) by any Lumen Guarantor or QC Guarantor to the Borrower or any Subsidiary that is not a Lumen Guarantor or a QC Guarantor,

(iii) by any LVLT Guarantor to any Subsidiary that is not a Guarantor, and

(iv) by any Subsidiary that is not a Guarantor and not an Exempted Subsidiary to the Borrower or any Exempted Subsidiary,

in each case pursuant to this clause (c) after the Closing Date, shall not exceed $250,000,000;

(d) Dispositions in the form of (x) cash investments consisting of intercompany liabilities incurred in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries, or (y) of intercompany loans, advances or indebtedness having a term not exceeding 364 days, in each case of clauses (x) and (y), made in the ordinary course of business;

(e) Investments permitted by Section 6.04 (other than Section 6.04(m)(ii)), Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g) other Dispositions of assets (including pursuant to a sale lease back transaction); provided that

(i) any such Dispositions shall comply with the final sentence of this Section 6.05,

(ii) the Borrower may not dispose of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole in one transaction or a series of related transactions pursuant to this clause (g); provided that, for the avoidance of doubt, the sale or contribution of assets in connection with a Qualified Receivable Facility, Qualified Securitization Facility or Qualified Digital Products Facility shall be governed by Section 6.05(o) and not this Section 6.05(g), and

(iii) any Disposition of assets pursuant to a sale lease back transaction shall not be utilized for liability management purposes;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided that following any such merger, consolidation or amalgamation involving the Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i) leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Borrower and its Subsidiaries determined in good faith by the management of the Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) Dispositions (whether in one transaction or in a series of related transactions) of assets having a Fair Market Value not in excess of the greater of (x) $150,000,000 and (y) 5.0% of Pro Forma LTM EBITDA per transaction or series of related transactions;

(l) [reserved];

(m) any exchange or swap of assets (other than cash and Permitted Investments) in the ordinary course of business for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, determined in good faith by the management of the Borrower;

(n) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, (A) any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Borrower; provided that the Borrower shall be the surviving entity or (B) any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Borrower or all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole may be Disposed of to any person; provided that in the case of this subclause (B) either the Borrower shall be the surviving entity or, if the surviving person (or the person to whom all or substantially all of the assets of the Borrower and its Subsidiaries are disposed) is not the Borrower (such other person, the “Successor Borrower”),

(i) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(ii) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(iii) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Subsidiary Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement,

(iv) each Collateral Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (iii),

(v) [reserved], and

(vi) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

provided that this subclause (B) shall not apply at any time any Revolving Facility Commitments are outstanding unless the Administrative Agent shall have previously consented to such transaction in writing to the Borrower;

(o) (i) Dispositions of and acquisitions of Receivables pursuant to any Qualified Receivable Facility permitted under Section 6.01(aa), (ii) Dispositions of and acquisitions of Securitization Assets pursuant to any Qualified Securitization Facility permitted under Section 6.01(cc) and (iii) Dispositions of and acquisitions of Digital Products pursuant to any Qualified Digital Products Facility permitted under Section 6.01(cc);

(p) [reserved]; and

(q) mergers, amalgamations, consolidations or Dispositions by any Exempted Subsidiary not prohibited by Section 6.05 of the LVLT Credit Agreement as in effect on the Closing Date.

Notwithstanding anything to the contrary in this Agreement, no QC Newco shall be permitted to Dispose, transfer, assign, contribute or advance any of its assets to QC or any Subsidiary of QC that guarantees (or is required to guarantee) any Existing QC Debt except in the ordinary course of business or to the extent not materially adverse to the Lenders. Notwithstanding anything to the contrary in this Agreement, the Borrower and its Subsidiaries shall not be permitted to Dispose, transfer, assign, contribute or advance QC, any Subsidiary of QC or all or substantially all of the assets of QC and/or of any Subsidiary of QC to any Exempted Subsidiary.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall in each case be permitted unless:

(i) no Event of Default shall have occurred and be continuing at the time of such Disposition or would result therefrom,

(ii) such Disposition is for Fair Market Value,

(iii) the Borrower shall be in compliance with the Financial Covenants (if applicable) at the time of such Disposition on a Pro Forma Basis for the then most recently ended Test Period; and

(iv) at least 75% of the proceeds of such Disposition consist of cash or Permitted Investments; provided, that the provisions of this clause (iv) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $150,000,000; provided, further, that for purposes of this clause (iv), each of the following shall be deemed to be cash:

(a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction,

(b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), and

(c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed, in the aggregate, 2.0% of Consolidated Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 6.06. Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions), (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) or (iii) make any Junior Debt Restricted Payment, (all of the foregoing, “Restricted Payments”); provided, that:

(a) Restricted Payments may be made to the Borrower or any Subsidiary (provided that Restricted Payments made by a non-Wholly-Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary based on its ownership interests in such non-Wholly-Owned Subsidiary);

(b) Restricted Payments may be made by the Borrower to purchase or redeem the Equity Interests of the Borrower (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any fiscal year $50,000,000 (plus (x) the amount of net proceeds contributed to the Borrower that were received by the Borrower during such calendar year from sales of Qualified Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year); provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests to the extent such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d) Restricted Payments by any Exempted Subsidiary not prohibited by Section 6.06 of the LVLT Credit Agreement as in effect on the Closing Date;

(e) [reserved];

(f) Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g) so long as no Event of Default shall have occurred and be continuing or would result therefrom, other Restricted Payments may be made in an aggregate amount not to exceed $350,000,000 during the term of this Agreement;

(h) additional Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (i) no Event of Default shall have occurred and is continuing or would result therefrom and (ii) the Total Leverage Ratio on a Pro Forma Basis is not greater than 4.00 to 1.00; and

(i) to the extent constituting a Restricted Payment, the Disposition of Receivables, Securitization Assets and Digital Products made in connection with any Qualified Receivable Facility permitted under Section 6.01(aa), any Qualified Securitization Facility permitted under Section 6.01(cc) or any Qualified Digital Products Facility permitted under Section 6.01(cc), as applicable.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment constituting a Limited Condition Transaction if such transaction would have complied with the provisions of this Section 6.06 on the date of the declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the date of giving of the applicable notice of prepayment or redemption, in each case, constituting a Limited Condition Transaction (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

Section 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Borrower, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $100,000,000 unless such transaction is (i) otherwise permitted (or required) under this Agreement; or (ii) upon terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Borrower or such Subsidiary in good faith.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(ii) transactions permitted to be consummated by any Exempted Subsidiary not prohibited by the LVLT Credit Agreement as in effect on the Closing Date;

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business;

(v) permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $50,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Borrower in good faith);

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04;

(viii) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(ix) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(x) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(xi) [reserved];

(xii) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower; provided, that (A) such director abstains from voting as a director of the Borrower on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xiii) transactions permitted by, and complying with, the provisions of Section 6.05 (other than Section 6.05(n));

(xiv) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(xv) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement; and

(xvi) transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to the Borrower or the Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, no QC Newco shall be permitted to Dispose, transfer, assign, contribute or advance any of its assets to QC or any Subsidiary of QC that guarantees (or is required to guarantee) any Existing QC Debt except in the ordinary course of business or to the extent not materially adverse to the Lenders.

Section 6.08. Business of the Borrower and the Subsidiaries; Etc.

(a) Permit:

(i) any Material Assets that are owned by the Loan Parties or their respective Subsidiaries to be transferred, sold, assigned, leased or otherwise disposed (including pursuant to any Investment, Restricted Payment or other Disposition), in one transaction or series of related transactions, to the Borrower (provided that, in connection with any transfer of assets by a Subsidiary to another Subsidiary that is permitted by Section 6.04 and Section 6.05, if such assets are transferred substantially contemporaneously through the Borrower to the transferee Subsidiary, such transfer shall not be restricted by this clause (i)) or any Unrestricted Subsidiary;

(ii) any Permitted Business Acquisition to be consummated by the Borrower unless (A) payment therefor is made solely with Equity Interests of the Borrower or (B) immediately after giving effect thereto, substantially all of the assets of the person or business acquired in connection with such Investment are owned by a Collateral Guarantor or a Subsidiary of a Collateral Guarantor or are promptly contributed or otherwise transferred to a Collateral Guarantor or a Subsidiary of a Collateral Guarantor,

(iii) the Borrower to engage in any material activities or own any material assets other than:

(A) the direct ownership of its Subsidiaries on the Closing Date and other Subsidiaries that are Guarantors (and the indirect ownership of other Subsidiaries and Investments permitted hereunder through such Subsidiaries), and any substantially similar in amount and kind to those assets owned by it on the Closing Date (as determined in good faith by the Borrower), and in each case any permitted Disposition thereof and the granting of any permitted Liens thereon,

(B) the issuance or Guarantee of any Indebtedness that the Borrower is permitted to incur hereunder,

(C) the issuance and/or redemption of its Equity Interests and the making of permitted Restricted Payments with respect thereto, or

(D) activities of the type substantially similar to those conducted by it on the Closing Date and other activities reasonably incidental to maintaining its existence, complying with its obligations with respect to Requirements of Law and rules of any stock exchange and the ownership of its Subsidiaries (including participating in shared overhead, management and administrative activities, and participating in tax, accounting and other administrative matters together with its Subsidiaries); or

(iv) the aggregate principal amount of any Indebtedness for borrowed money represented by notes or loans or other similar instruments (other than (I) Indebtedness of Guarantors that is expressly subordinated in right of payment to the Obligations pursuant to the Subordinated Intercompany Note and (II) any such Indebtedness incurred or outstanding pursuant to ordinary course cash management or cash pooling arrangements or other similar arrangements consistent with past practice) of (x) all Subsidiaries that are Guarantors or Subsidiaries of Guarantors to (y) the Borrower or any Subsidiary of the Borrower that is not a Guarantor or a Subsidiary of a Guarantor to exceed $250,000,000 at any time outstanding; provided, that nothing in this Section 6.08 shall restrict any transfer of assets or the making or repayment of any intercompany loans or Investments solely among the Guarantors and their respective Subsidiaries.

(b) Engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business or, in the case of a Receivables Subsidiary, Securitization Subsidiary or Digital Products Subsidiary, Qualified Receivable Facilities, Qualified Securitization Facilities or Qualified Digital Products Facilities, as applicable. Notwithstanding anything to the contrary in this Agreement, the Borrower and its Subsidiaries shall not be permitted to Dispose, transfer, assign, contribute or advance QC, any Subsidiary of QC or all or substantially all of the assets of QC and/or of any Subsidiary of QC to any Exempted Subsidiary.

Section 6.09. Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by the Borrower or any Subsidiary to secure the Obligations, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a) restrictions imposed by applicable law;

(b) (i) contractual encumbrances or restrictions existing on the Closing Date, (ii) any agreements related to any Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower) beyond those restrictions applicable on the Closing Date, or (iii) with respect to any Subsidiary, any restriction that is not materially more restrictive (as determined by the Borrower in good faith) than the most restrictive restrictions applicable to such Subsidiary existing on the Closing Date;

(c) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Borrower);

(g) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i) customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k) Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(m) any agreement in effect at the time a person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(p) restrictions in agreements (other than agreements governing Indebtedness of Subsidiaries) that (as determined in good faith by the Borrower) will not prevent the Borrower from satisfying its payment obligations in respect of the Facilities;

(q) restrictions created in connection with any Qualified Receivable Facilities permitted under Section 6.01(aa), Qualified Securitization Facilities permitted under Section 6.01(cc) or Qualified Digital Products Facilities permitted under Section 6.01(cc);

(r) [reserved];

(s) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement; and

(t) any agreement or instrument entered into by any Exempted Subsidiary (and applicable only to Exempted Subsidiaries) not prohibited by Section 6.09 of the LVLT Credit Agreement as in effect on the Closing Date.

Section 6.10. [Reserved.]

Section 6.11. Fiscal Quarter and/or Fiscal Year. In the case of the Borrower, permit any change to its fiscal quarter and/or fiscal year; provided, that the Borrower and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as the Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize the Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.12. Financial Covenants.

(a) permit the Total Net Leverage Ratio as of the last day of any fiscal quarter (beginning with the fiscal quarter ending June 30, 2026) to exceed 5.25 to 1.00.

(b) permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter (beginning with the fiscal quarter ending June 30, 2026) to be less than 2.00 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (if not already qualified by materiality or “Material Adverse Effect,” in which case, such representation or warranty shall prove to have been false or misleading in any respect) when so made or deemed made;

(b) default shall be made in (i) the payment of any principal of any Loan or L/C Borrowing when and as the same shall become due and payable or (ii) the failure to deposit Cash Collateral when due, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any other Loan Party of any covenant, condition or agreement contained in Section 5.01(a) (solely with respect to the Borrower), 5.05(a), 5.08 or 5.13 or Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any other Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower, which notice shall specify the default and state that such notice is a “Notice of Default” hereunder;

(f) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or failing to be paid at its scheduled maturity or (B) other than with respect to any Hedging Agreement, enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness;

(g) there shall have occurred a Change of Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Significant Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Borrower or any of the Significant Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Significant Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of the Borrower or any Significant Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Borrower or any of the Significant Subsidiaries or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Significant Subsidiary to pay one or more final judgments aggregating in excess of $150,000,000, which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, or (iii) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any other Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent or the LVLT Collateral Agent (or any agent acting as gratuitous bailee thereof), as applicable, to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or the LVLT Collateral Agreement or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any other Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof), then, and in every such event (other than an event described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i) terminate forthwith the Commitments,

(ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding,

(iii) demand Cash Collateral pursuant to Section 2.05(k) or

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law, subject to the terms of the Intercreditor Agreements;

provided, that in any event described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(k), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. [Reserved].

Section 7.03. Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the Revolving Facility Credit Exposure has automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations (including, without limitation, proceeds received by the Administrative Agent or Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Administrative Agent or Collateral Agent of its remedies during the continuance of an Event of Default) or otherwise received on account of the Obligations (including any payments or other distributions made in any Insolvency or Liquidation Proceeding, pursuant to a Plan of Reorganization or otherwise) shall, subject to the provisions of Section 2.11, be applied in the following order, subject to the provisions of any applicable Intercreditor Agreement, ratably:

first, to pay any fees, indemnities, or expense reimbursements hereunder including amounts then due to the Administrative Agent, the Collateral Agent and any Issuing Bank from the Borrower (including any fees or expenses awarded in any Insolvency or Liquidation Proceeding), second, to pay that portion of the Obligations constituting fees or expense reimbursements (including any fees or expenses awarded in any Insolvency or Liquidation Proceeding) then due hereunder to the Secured Parties under the Revolving Facility (all in their respective capacities as such) from the Borrower, third, to pay that portion of the Obligations constituting interest (including post-petition interest, whether or not an allowed claim or allowable as a claim in any claim or proceeding under any Debtor Relief Laws and any fees or expenses awarded in any Insolvency or Liquidation Proceeding) then due and payable on the Revolving Facility Loans and on obligations arising under each Secured Cash Management Agreement and Secured Hedge Agreement ratably, fourth, to repay that portion of the Obligations constituting principal on the Revolving Facility Loans and unreimbursed disbursements under any Letter of Credit under the Revolving Facility and to Cash Collateralize all outstanding Letters of Credit under the Revolving Facility ratably, and to pay that portion of the Obligations constituting any other amounts owing with respect to Secured Cash Management Agreements (including providing cash collateral in an amount equal to the face amount of outstanding letters of credit under any Outside LC Facility) and Secured Hedge Agreements ratably; provided, that amounts which are applied to Cash Collateralize (or cash collateralized letters of credit issued under any Outside LC Facility) outstanding Letters of Credit (or such letters of credit) that remain available after expiry of the applicable Letter of Credit (or letter of credit) shall be applied in the manner set forth herein, and fifth, to the payment of any other Obligations due to any Secured Party.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent as its agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if it were a “Lender” party hereto and shall be subject to the provisions of any applicable Intercreditor Agreement in all respects.

ARTICLE VIII

THE AGENTS

Section 8.01. Appointment.

(a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article (other than Sections 8.06 and the final paragraph of Section 8.12 hereof) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints the LVLT Collateral Agent as the agent of such Lender under the LVLT Security Documents, and each such Lender irrevocably authorizes the LVLT Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the LVLT Security Documents and to exercise such powers and perform such duties as are expressly delegated to the LVLT Collateral Agent by the terms of the LVLT Security Documents, together with such other powers as are reasonably incidental thereto. In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby appoints and authorizes the LVLT Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on LVLT Collateral, together with such powers and discretion as are reasonably incidental thereto.

Section 8.02. Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03. Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall any Agent be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent in accordance with Section 8.05. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Lender.

Section 8.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05. Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06. Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that the Agents and any of their respective Related Parties, the Arrangers and the Co-Documentation Agents have not made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and Issuing Bank represents to the Agent that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties. Each Lender and each Issuing Bank represents and warrants, as of the date each such Lender or Issuing Bank becomes a Lender or an Issuing Bank, that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.07. Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Revolving Facility Commitments hereunder; provided, that the aggregate principal amount of any disbursement under any Letter of Credit owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.05 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) based on each Lender’s share of the aggregate principal amount of Revolving Facility Commitments in effect at such time (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Bank in connection with such capacity.

The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders and the Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation. Upon any such resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative

Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10. Arrangers, Co-Documentation Agents, etc. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner, Joint Lead Arranger, Arranger, Co-Documentation Agent, syndication agent, or co-manager is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11. Security Documents and Collateral Agent.

(a) The Lenders and the other Secured Parties authorize each Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

(b) The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent and/or the Administrative Agent to, without any further consent of any Lender or any other Secured Party, and in the case of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under any of Section 6.02(j) (solely to the extent such Liens are on Collateral granted by Exempted Subsidiaries) or (gg) upon the request of the Borrower the Administrative Agent and/or the Collateral Agent shall, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify:

(1) any Permitted First Lien Intercreditor Agreement with respect to any Indebtedness that is secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under any of Section 6.02(gg) (solely as it relates to Other First Liens) (and solely in accordance with the relevant requirements thereof and not in lieu of the requirements thereof),

(2) any Permitted Junior Intercreditor Agreement with respect to any Lien under any provision of Section 6.02, and

(3) the LVLT Pari Passu Intercreditor Agreement

(any of the foregoing an “Intercreditor Agreement”).

The Lenders and the other Secured Parties irrevocably agree that (x) the Administrative Agent and the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder (provided that the delivery of any such certificate shall not be a condition to the effectiveness of any Intercreditor Agreement) and (y) any Intercreditor Agreement entered into by the Administrative Agent and/or the Collateral Agent shall be binding on the Secured Parties, and each Lender and each other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement.

Each Lender and other Secured Party hereby agrees that (A) it will be bound by and will take no actions contrary to the provisions of any such intercreditor agreement or other agreements or documents and (B) agrees that the Liens on the Collateral securing the Obligations shall be subject in all respects to the provisions thereof.

(c) Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien securing the Obligations on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by Section 6.02(c), (i) or (v) or the corresponding provisions under the LVLT Credit Agreement as in effect on the Closing Date that are permitted by Section 6.02(j) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided that, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that such property is or has become Excluded Property.

Section 8.12. Right to Realize on Collateral, Enforce Guarantees, and Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agents, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent; provided, that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 9.06 in the manner set forth therein and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations (other than Obligations owing to the Administrative Agent) as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

(c) The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (other than amounts owing to the Administrative Agent) (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject or (ii) at any other sale or foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) the

Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the applicable Agent shall be authorized (x) to form one or more acquisition vehicles to make a bid, (y) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by such Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vii) of Section 9.08(b) of this Agreement) and (z) such Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (B) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.13. Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all reasonable out of pocket expenses, whether or not such Taxes are correctly or legally imposed or asserted. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other source against any amount due to the Administrative Agent under this Section 8.13. For purposes of this Section 8.13, the term “Lender” includes any Issuing Bank.

Section 8.14. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.03, any Guarantee or any Collateral by virtue of the provisions hereof or of any Subsidiary Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 8.15. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Collateral Agent or the Administrative Agent, any Issuing Bank as of the Closing Date to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender or any other Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided, that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.15, 2.16, 2.17, 9.05, 9.22 and 9.28 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Bank and each Lender and their respective permitted successors and assigns.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues a Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues a Letter of Credit), Participants (to the extent provided in clause (d) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided that no consent of the Borrower shall be required (x) for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender or (y) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, for an assignment to any person;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(C) the Issuing Banks (such consent, in each case, not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that a series of assignments by or to any Assignee, its Affiliates and its Approved Funds on the same day shall be deemed to be one assignment for purposes of this clause (C);

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent its applicable tax forms, an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and such other documents reasonably requested by the Administrative Agent; and

(E) the Assignee shall not be (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (2) to the extent an Event of Default under Section 7.01 (h) or (i) has not occurred and is not continuing, any Disqualified Lender subject to Section 9.04(j), (3) a natural person or (4) a Defaulting Lender.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement prior to the funding of all Revolving Facility Loans requested by the Borrower on the Closing Date, in each case, to any person, unless consented to by the Borrower.

Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not a Default or an Event of Default has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Sections 2.17(d) and 2.17(f))).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender (with respect to any entry relating to such Lender’s Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.18(d) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) [Reserved].

(d) Participations.

(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it) to one or more banks or other entities other than any person that, at the time of such participation, is (A) a natural person, (B) the Borrower or any of its Subsidiaries or any of their respective Affiliates or (C) to the extent an Event of Default under Section 7.01 (h) or (i) has not occurred and is not continuing, a Disqualified Lender subject to Section 9.04(j) (a “Participant”);

provided, that

(1) such Lender’s obligations under this Agreement shall remain unchanged,

(2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and

(3) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.

Subject to clause (d)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including, without limitation, the requirements of Sections 2.17(d) and 2.17(f) (it being understood that the documentation required under Section 2.17(d) and 2.17(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), which consent shall state that it is being given pursuant to this Section 9.04(d)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (e) above.

(g) [Reserved].

(h) [Reserved].

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent) to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Facility Loans and participations in Letters of Credit in accordance with its Revolving Facility Percentage; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(j) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) to each Lender requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders; provided, that without limiting the generality of the foregoing clause, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. With respect to any Lender or Participant that becomes a Disqualified Lender after the applicable assignment or participation, (1) such Assignee shall not retroactively be disqualified from becoming a Lender or Participant and (2) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such Assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (j) shall not be void, but the Borrower shall have the right to:

(A) in the case of any outstanding Revolving Facility Commitments, terminate any Revolving Facility Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Facility Commitment, and/or

(B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Assignee in accordance with this Section 9.04 that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued Fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided, that (1) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b)(ii)(C) and (2) such assignment does not conflict with applicable laws.

Section 9.05. Expenses; Indemnity.

(a) The Borrower hereby agrees to pay:

(i) all reasonable and documented out-of-pocket expenses (including, subject to Section 9.05(c), Other Taxes) incurred by the Administrative Agent or the Collateral Agent and their respective Affiliates in connection with the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of one counsel (which counsel shall be Cahill Gordon & Reindel LLP) for the Administrative Agent, the Collateral Agent, the Arrangers and the Co-Documentation Agents and, if necessary, the reasonable and documented fees, charges and disbursements of one local counsel per jurisdiction,

(ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and

(iii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made or the Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of such for such affected person), and

(iv) the reasonable and documented fees, charges and disbursements based on the actual time incurred on a customary, hourly rate of one financial advisor or investment bank (which shall be FTI Consulting) engaged by the Administrative Agent on behalf of the Lenders in connection with the enforcement of its rights in connection with this Agreement and any other Loan Document, including all such reasonable and documented fees, charges and disbursements incurred during any workout, restructuring or related negotiations.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Documentation Agents, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented out-of-pocket counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby,

(ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii) any violation of or liability under Environmental Laws by the Borrower or any Subsidiary,

(iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrower or any Subsidiary or

(v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their subsidiaries or Affiliates;

provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Arranger or Co-Documentation Agent in its capacity as such).

None of the Indemnitees (or any of their respective Affiliates) shall be responsible or liable to the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities.

The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender.

All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of

Section 2.18(c); provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, 2.22 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (z) in the case of any other Loan Document, subject to the terms of such Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided that no such agreement shall:

(i) (A) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any reimbursement obligation with respect to any disbursement under any Letter of Credit, (B) extend the stated expiration of any Letter of Credit beyond the applicable Maturity Date or (C) decrease any amount payable with respect to any reimbursement obligation for Letters of Credit, in each case, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or fees at the applicable default rate set forth in Section 2.13(c);

(ii) (A) increase or extend the Commitment of any Lender or (B) decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender or Issuing Bank, in each case, without the prior written consent of such Lender or Issuing Bank, as applicable (which, notwithstanding the foregoing, with respect to any such extension or decrease, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii) (A) extend or waive any Maturity Date, (B) reduce the amount due on any Maturity Date or (C) extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.13(c)) on any Loan or any disbursement under any Letter of Credit or other Fees is due, in each case, without the prior written consent of each Lender and Issuing Bank directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) amend the provisions of Section 2.18(c) or any other provision hereof in a manner that would by its terms alter the pro rata sharing or the order of applicable payments required thereby or Section 7.03 or Section 4.2 of the LVLT Collateral Agreement or Section 4.2 of the Collateral Agreement without the prior written consent of each Lender and Issuing Bank directly adversely affected thereby;

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Majority Lenders”, “Required Lenders”, “Supermajority Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender directly adversely affected thereby (it being understood that, subject to, and without limiting any of the other provisions in, this Section 9.08(b), with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) except as provided in Section 9.18 as in effect on the Closing Date (other than Section 9.18(a)(i)(D)), release all or substantially all of the Collateral or the Liens thereon or all or substantially all of the Guarantors from their respective Guarantees without the prior written consent of each Lender;

(vii) subject to any more restrictive provision in this Section 9.08(b), effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the prior written consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

(viii) (x) contractually subordinate the Liens on the Collateral securing the Obligations of any Class or (y) contractually subordinate all or any portion of the Obligations of any Class in right of payment to any other Indebtedness, in each case without the written consent of each Lender of such Class directly and adversely affected thereby;

(ix) [reserved];

(x) amend the provisions of Section 9.04 to reduce the number or percentage of Lenders required to permit the Borrower to assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of each Lender;

(xi)

(A) amend, modify or waive the definition of “Unrestricted Subsidiary” or “Material Asset”,

(B) amend, modify or waive any provision of this Agreement that would, except as set forth in the definition of “Unrestricted Subsidiary,” permit (I) the creation or existence of Unrestricted Subsidiaries, or any Subsidiary that would be “unrestricted” or otherwise generally excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to the Loan Documents (including the covenants set forth in Article VI) (it being acknowledged that no Subsidiary is an Unrestricted Subsidiary as of the Closing Date), (II) the Borrower or any Subsidiary to transfer to, or hold assets in, an Unrestricted Subsidiary or (III) the release of any guarantee of the Obligations and any Lien on the Collateral to secure any such guaranty as a result of the designation of any person as an Unrestricted Subsidiary,

(C) amend or modify any provision of this Agreement to permit additional Investments (including Guarantees or Indebtedness of) in, Restricted Payments to or Dispositions to any Unrestricted Subsidiary not permitted by the terms of this Agreement without giving effect thereto,

(D) amend or modify the requirements of Section 6.08(a)(i), or

(E) amend, modify or waive the Double-Dip Provision,

in each case of clauses (A) through (E), without the prior written consent of each Lender;

(xii) amend the provisions of Section 9.04 in a manner that would further restrict assignments of any Loans under this Agreement without the prior written consent of each Lender directly adversely affected thereby;

(xiii) [reserved];

(xiv) [reserved];

(xv) amend the provisions of Section 9.18(a)(i)(D), (H) or (I) or Section 9.18(b) or the definition of “Excluded Subsidiary” without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); or

(xvi) [reserved];

(xvii) [reserved]; or

(xviii) make any change or modification that would authorize the incurrence of additional Indebtedness that would be issued under this Agreement for the primary purpose of influencing any voting threshold, in each case, without the prior written consent of the Supermajority Required Lenders.

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or each Issuing Bank affected thereby, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of each such Defaulting Lender.

(c) Without the consent of any Lender or Issuing Bank, the Loan Parties, the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required or contemplated by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Without limiting the provisions of Section 9.08(b), this Agreement may be amended (or amended and restated) with the prior written consent of the Required Lenders, the Administrative Agent, and the Loan Parties (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders, the Required Lenders and the Supermajority Required Lenders, and for purposes of the relevant provisions of Section 2.18(b). In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Borrower and the Administrative Agent (but without the consent of any Lender or Issuing Bank) to include any additional financial maintenance covenant (or any financial maintenance covenant that is already included in this Agreement but with covenant levels and component definitions that are more restrictive to the Borrower) for the benefit of the Lenders of all of the Facilities (but not fewer than all of the Facilities) then existing.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender or Issuing Bank) to the extent necessary (i) to integrate any Other Revolving Facility Commitments and Other Revolving Loans in a manner consistent with Sections 2.21, 2.22 and 2.23 as may be necessary to establish such Other Revolving Facility Commitment or Other Revolving Loans as a separate Class or tranche from the existing Revolving Facility Commitments or Revolving Facility Loans, as applicable, (ii) to integrate any Other First Lien Debt or (iii) to cure any ambiguity, omission, error, defect or inconsistency.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, each Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees, the Cash Management Banks under any Secured Cash Management Agreement, the Hedge Banks under any Secured Hedge Agreement and, to the extent expressly set forth herein, Related Parties of the parties hereto and the Indemnitees) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. To the extent permitted by applicable law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document (or purported waiver, amendment, or modification) including pursuant to this Agreement, should be held invalid, illegal, unenforceable or to be unauthorized under the terms of Section 9.08, then:

(x) (i) such provisions, waivers, amendments or modifications (or purported waivers, amendments or modifications) shall be construed or deemed modified so as to be valid, legal, enforceable and authorized under the terms of Section 9.08, as applicable, with an economic effect as close as possible to that of the invalid, illegal, unenforceable or unauthorized provisions, waivers, amendments or modifications, as applicable, and (ii) once construed or modified by clause (i), such provisions, waivers, amendments or modifications (or attempted waivers, amendments, or modifications) shall be deemed to have been operative ab initio,

(y) any such provision, waiver, amendment or modification (or purported waiver, amendment or modification) not capable of being modified or construed in accordance with the foregoing clause (x) shall automatically be considered without effect, and such provision, waiver, amendment or modification shall for all purposes be deemed to have never been implemented or occurred, as applicable, and

(z) after giving effect to each of the foregoing clauses (x) and (y), the validity, legality and enforceability of the remaining provisions or waivers, amendments or modifications, as applicable, contained herein and therein shall not in any way be affected or impaired thereby.

Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process.

(a) The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Arranger, any Co-Documentation Agent or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any of its Subsidiaries or their respective businesses furnished to it by or on behalf of the Borrower or any of its Subsidiaries (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (y) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (z) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its Related Parties and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:

(a) to the extent necessary to comply with applicable Requirements of Law or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded,

(b) as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc.,

(c) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16),

(d) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(e) to any pledgee under Section 9.04(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16),

(f) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16),

(g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities evidenced by this Agreement, (ii) any market data collectors and similar service providers to the lending industry, solely in the form of aggregated or anonymized data that does not identify the Borrower by name or, to the extent the Borrower is identified by name, subject to such market data collector or other service provider agreeing in writing to (A) hold such information confidential, (B) use such information solely for purposes of providing market data services, and (C) not disclose such information to any third party without the Borrower’s prior written consent, (iii) any actual or potential insurer or re-insurer that has agreed in writing to maintain the confidentiality of such information on terms no less restrictive than this Section 9.16 or (iv) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement,

(h) with the prior written consent of the Borrower and

(i) to any other party to this Agreement.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

Section 9.17. Platform; Borrower Materials. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES, THE ARRANGERS AND THE CO-DOCUMENTATION AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES, ANY ARRANGER OR ANY CO-DOCUMENTATION AGENT IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.18. Release of Liens and Guarantees.

(a) The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent and/or the LVLT Collateral Agent, as applicable, by the Loan Parties on any Collateral shall:

(i) be automatically released (and following such automatic release the Administrative Agent or Collateral Agent shall execute any appropriate release documentation to document or evidence such release at the Borrower’s reasonable request and sole expense):

(A) in full upon the occurrence of the Termination Date as set forth in Section 9.18(e) below;

(B) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement,

(C) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease,

(D) other than with respect to any Liens securing Obligations in respect of the LVLT Limited Guarantee, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08),

(E) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the applicable Subsidiary Guarantee Agreement or clause (b) below,

(F) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents,

(G) pursuant to the terms of any applicable Intercreditor Agreement,

(H) [reserved],

(I) with respect to any Lien securing Obligations in respect of the LVLT Limited Guarantee, if such Lien either is released under all of the LVLT Secured Debt or is otherwise approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), and

(J) [reserved]; and

(ii) be released (which release shall be automatic to the extent permitted by Section 9.18(a)(i)) in the circumstances, and subject to the terms and conditions, provided in Section 8.11.

Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Guarantor shall be automatically released from its respective Guarantee (and following such automatic release the Administrative Agent or Collateral Agent shall execute any appropriate documentation to document or evidence such release at the Borrower’s reasonable request and sole expense):

(i) upon consummation of any transaction permitted hereunder if (x) resulting in such Guarantor ceasing to constitute a Subsidiary (including because such Subsidiary is designated an “Unrestricted Subsidiary”) or (y) in the case of any Guarantor which would not be required to be a Guarantor because it is, or has become, an Excluded Subsidiary as a result of a transaction following which it has become (or remains) a Subsidiary of the Borrower or a Guarantor, in each case following a written request by the Borrower to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Administrative Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided that any such release pursuant to preceding clause (y) shall only be effective if

(A) no Event of Default pursuant to clause (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing or would result therefrom;

(B) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 6.01 and 6.04 (for this purpose, with the Borrower being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section) (and all items described above in this clause (B) shall thereafter be deemed recharacterized as provided above in this clause (B));

(C) such Subsidiary shall not be (or shall be simultaneously released as) a guarantor (if applicable) with respect to Other First Lien Debt, Permitted Junior Debt, Incremental Equivalent Debt, Existing Unsecured Notes, Subordinated Indebtedness, any other Indebtedness secured by a Junior Lien or any Permitted Refinancing Indebtedness (and successive Permitted Refinancing Indebtedness) with respect to the foregoing, and

(D) the transaction resulting in such release is a legitimate business transaction and not for a “liability management transaction” as reasonably determined by the Borrower; or

(ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08);

(c) The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and such Agent shall, execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the provisions of this Section 9.18, including without limitation the filing of any Uniform Commercial Code or equivalent lien release filings in respect thereof, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made.

(d) In connection with any release hereunder or under any other Loan Document, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Guarantor, property or asset; provided (x) the

Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (provided that the Lenders and other parties hereto agree that no Agent shall have any such liability and may rely on a certificate of the Borrower) and (y) that upon the Administrative Agent’s and/or the Collateral Agent’s reasonable request (but without effecting the automatic nature of any release or subordination pursuant to this Section 9.18), the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents, that such release is not prohibited hereby and, with respect to Section 9.18(h), that the applicable release conditions have been satisfied (a “Collateral Matters Certificate”). Any execution and delivery of documents pursuant to this Section 9.18(d) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(e) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(e).

(f) Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors affected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

(g) Upon reasonable request of the Borrower, the Collateral Agent shall return possessory Collateral held by it that is released from the security interests created by the Security Documents pursuant to this Section 9.18. In the event that the Collateral Agent loses or misplaces any possessory collateral delivered to the Collateral Agent by any Loan Party, upon reasonable request of the Borrower, the Collateral Agent shall provide a loss affidavit to the Borrower, in the form customarily provided by the Collateral Agent in such circumstances.

Section 9.19. USA PATRIOT Act Notice; Beneficial Ownership Regulation Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall use commercially reasonable efforts to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.20. Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Co-Documentation Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Co-Documentation Agents and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers, the Co-Documentation Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other person and (ii) neither the Administrative Agent, any Arranger, any Co-

Documentation Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Co-Documentation Agents, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger, any Co-Documentation Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Co-Documentation Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.22. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

Section 9.23. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.24. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Acceptances, Borrowing Requests, Letter of Credit Requests, Interest Election Requests, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.25. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such

Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.26. FCC and State PUC Compliance. Notwithstanding anything to the contrary contained in any of the Loan Documents, none of the Administrative Agent, the Collateral Agent or the Lenders, nor any of their agents, will take any action pursuant any Loan Document that would constitute or result in an assignment or transfer of control of any FCC License or State PUC License held by a Loan Party or any Subsidiary of a Loan Party if such assignment or transfer of control would require, under existing Telecommunications Laws, the prior application to, approval of, or notice to, the FCC or any State PUC, without first filing such application, obtaining such approval and/or providing such required notice to the FCC and/or State PUC.

Section 9.27. [Reserved].

Section 9.28. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Section 9.29. Regulated Subsidiaries. Notwithstanding any provision of this Agreement or otherwise to the contrary, (x) any Regulated Subsidiary that the Borrower in good faith would cause to become a Lumen Guarantor or a Lumen Collateral Guarantor but for all applicable consents, approvals, licenses and authorizations of applicable regulatory authorities related thereto not having been obtained shall be treated as a Lumen Guarantor or a Lumen Collateral Guarantor, as the case may be, for purposes of Article VI for so long as the Borrower is using commercially reasonable efforts to obtain the relevant consents, approvals, licenses or authorizations (or, solely with respect to (1) investments with respect to the payment of intercompany expenses or other investments, in each case in the ordinary course of business and (2) investments with respect to the payment of capital expenditures with respect to any such Regulated Subsidiary, has been unable to receive such consents, approvals, licenses or authorizations in spite of such efforts) and (y) no Regulated Subsidiary shall be required to become a Lumen Guarantor or a Lumen Collateral Guarantor or pledge any individual assets or have its Equity Interests pledged as Collateral pursuant to the Security Documents until all applicable consents, approvals, licenses or authorizations of any Governmental Authorities are obtained.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

LUMEN TECHNOLOGIES, INC., as the Borrower

By:	/s/ Jon Yourkoski
Name: Jon Yourkoski
Title: SVP Corporate Development & Treasurer

[Revolving Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/ Don B. Pinzon
Name: Don B. Pinzon
Title: Vice President

[Revolving Credit Agreement]

[ ], as a Lender and an Issuing Bank

By:
Name:
Title:

[Revolving Credit Agreement]

[ ], as a Lender and an Issuing Bank

By:
Name:
Title:

[Revolving Credit Agreement]